Exhibit I-4

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

(Securities Code 6429)

June 6, 2011

To All Shareholders:

125 Miyoricho, Nishi-ku,

Nagoya-shi, Aichi-ken

TAIYO ELEC Co., Ltd.

President and Chief Executive Officer

Eriko Sato

Notice to Convene the 38th Ordinary General Shareholders Meeting

Greetings:

We wish to express our condolences to the victims of the Eastern Japan Earthquake Disaster, which occurred in March of this year.

We hereby notify you that the 38th ordinary general shareholders meeting will be held as follows, and we request your attendance.

Since you may exercise your voting rights in writing, if you are unable to attend on the day of the meeting, please study the General Shareholders Meeting Reference Materials that are set forth herein, and after indicating your approval or disapproval of the resolution on the enclosed voting rights proxy form, please return it so that it arrives no later than 6:00 PM on June 20, 2011 (Monday) (Japan Standard Time).

Further Details:

1.	Date and Time:	June 21, 2011 (Tuesday) 10:00 a.m.

2.	Place:	125 Miyoricho, Nishi-ku, Nagoya-shi, Aichi-ken Main office of TAIYO ELEC Co., Ltd (the “Company”), Main Building, 5th Floor Hall

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3.	Purpose of Meeting:

	Matters for Reporting	The report of the details of the business reports and financial statements for the 38th Accounting Period (from April 1, 2010 to March 31, 2011)
Proposed Resolutions

	Resolution 1	Approval of the Share Exchange Agreement between the Company and Sammy Corporation

	Resolution 2	Appointment of seven directors

	Resolution 3	Appointment of one auditor

	Resolution 4	Presentation of retirement bonuses to directors leaving office

End

Request 1.	If you attend the meeting, please submit the enclosed voting rights proxy form at the meeting place reception desk.
2.	If any revisions are made to the business reports, financial statements or the General Shareholders Meeting Reference Materials, the revised documents will be posted to the Company’s website on the Internet (http://www.taiyoelec.co.jp/company/ir/soukai/)

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(Exhibits)

Business Report

(April 1, 2010 to

March 31, 2011)

1.	Items concerning current status of the Company

(1)	Business developments and results

The economy of Japan had been expected to experience a certain level of recovery in this fiscal year due to an increase in exports centered on other Asian countries. However, the impact of the unparalleled Great Eastern Japan Earthquake that occurred at the end of the fiscal year is unknowable and the outlook for recovery is cloudy. This is due to, among other things, the cooling of consumer enthusiasm caused by the earthquake disaster, rolling electrical blackouts in the Kanto area and the like.

In a weak economic environment, the pachinko and pachislot machine player population is generally increasing due to the popularity of the low price pachinko rental ball market and the improved popularity of pachislot. However, due to the voluntary self-restraint imposed on replacement purchases as a result of APEC meetings and related gatherings from the beginning of October through mid-November last year and the impact of the earthquake disaster, rolling electrical blackouts in the Kanto area and the like, the business environment continues to be challenging, competition among pachinko halls for customers continues to intensify and pachinko halls are tending to purchase new pachinko and pachislot machines in the hopes of attracting customers.

In these circumstances, the Company has been developing high-quality machines that emphasize original game play, visuals, audio effects and originality that are ahead of their time and reflect the latest available information, and lavish productions based on the concept of establishing our corporate brand.

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As for pachinko machines, the Company sold the “CR Cinderella Boy 2 – Retake the Cinderella Code” series (released May 2010), which pursued the ease of play derived from the “Cinderella Boy” of the Monkey Punch original work. It also sold “CR Full Metal Panic! TSR” (released September 2010), which combined the trait of being enjoyable with high-quality images and game playability featuring a lasting sense of anticipation, and “CR Samurai Champloo – 2” (released January 2011), which, in addition to kasetto yakumono, which was popular in the previous version, featured a newly installed himawari yakumono. The release of 6 series was planned initially, but in the end, 3 series was released because the Company, among other things, held back the release of the “CR Okinawa Collection” in order to increase game playability performing enhancements to it in the second half of the fiscal year.

As for pachislot machines, the Company released “Ring ni Kakero 1 – Golden Japan Jr. Version” (released September 2010), which featured greater game playability, based on immensely popular boxing manga. The release of 4 series was planned initially, but 2 series ended up being released due to a change in marketing strategy. Nevertheless, the annual machine sales exceeded the initial plan.

The result of the above was that 45,777 pachinko machines (a year-on-year decrease of 26,518) and 36,919 pachislot machines (a year-on-year increase of 25,391) were sold in the fiscal year. Net sales came to JPY26,688,000,000 (a year-on-year increase of JPY2.497 billion).

Profits fell as a result of an increase in costs such as development costs from increased investments for the future and the cost of sales commissions accompanying the increase in sales of pachislot machines; thus, operating income was JPY3.6 billion (a year-on-year decrease of JPY173 million), ordinary income was JPY3.628 billion (a year-on-year decrease of JPY148 million), and net income was JPY2.503 billion (a year-on-year decrease of JPY1.136 billion).

Although the Sendai branch suffered a temporary suspension of business, the impact of damage to the Company from the earthquake disaster on this period’s business results is slight.

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(2)	Status of Capital Investment, etc.

The total amount of capital investment in this fiscal year is JPY3.289 billion (including software). The main details are as set forth below.

{1}	New installation of equipment in this fiscal year

Seto Plant:

	Pachinko machine and pachislot machine manufacturing equipment	JPY2.306	billion

	Pachinko parts production molds	JPY681	million

Company-wide:

	Next version mission-critical systems (ongoing)	JPY175	million

All of this funding for equipment is being made using currently held funds.

{2}	Elimination of major fixed assets in this fiscal year

Head office plant:

	Pachinko machine manufacturing equipment	JPY434	million

{3}	New installation of equipment in the following fiscal year

	Pachinko parts production molds	JPY763	million

	Next version mission-critical systems	JPY48	million

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(3)	Status of Financing

There has been no major financing in this fiscal year.

(4)	Outstanding Issues

The Company faces an environment in which the number of pachinko halls is on a downward trend due to the polarization of pachinko halls, and competition among pachinko and pachislot machine makers is expected to increase. In these circumstances, the Company is committed to restructuring its business in an aggressive manner based on the following measures and making efforts to maximize corporate value and shareholder value.

{1}	Strengthening research and development activities

Aiming for the establishment of our corporate brand, the Company has been aggressively engaged in the development of high-quality machines that emphasize original game play, visuals, audio effects and originality that are ahead of their time and reflect the latest available information, and lavish productions. The Company is strengthening its development framework to promptly and flexibly meet the changing needs of the marketplace, thereby shortening development time with greater efficiency and implementing planning and development for more diverse game versions. The result will be the steady introduction to market of varied pachinko machines and pachislot machines throughout the year.

{2}	Strengthening of sales system and customer service

We aim to further improve and strengthen our overall marketing strategy to respond to narrowly tailored market needs by collecting and analyzing information on the sales of competitors and reviews of products in pachinko halls and the like as well as providing prompt feedback to the research and development department and the sales department. Further, we aim to provide differentiated services that further increase customer satisfaction by improving the quality level of sales, carried out through the ongoing training and education of sales staff.

{3}	Strengthening of internal control system

We aim to maintain an internal control system in order to increase the effectiveness and efficiency of service, ensure the reliability of financial information, promote compliance with laws relating to business activities and promote the conservation of assets. In addition, we aim to strengthen the management system by developing improved risk management and compliance systems.

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{4}	Strengthening quality control and security

With the increased interest in quality and security, we aim to improve testing facilities. We strive to offer service to gain the trust and meet the expectations of customers and increase customer satisfaction by raising the level of development security standards, the security standards for management and facilities and the testing process standards for the mass-production system.

{5}	Strengthening of stable revenue base

We are committed to reviewing the cost structures from product planning and development, parts procurement, production to marketing and exerting our utmost effort to cut costs through working more closely with business partners.

{6}	Improving financial strength

We aim to reduce interest-bearing debt by managing our funds more efficiently and reviewing the assets we hold. We will build financial strength so that we may invest in business development for the future in order to respond to market changes

{7}	Enlivening human resources

We aim to further strengthen the development of our human resources under the slogan, “The Company is Made of People”. In addition to an awareness of compliance, we aim to enliven the organization and the individual by redesigning our original training program to develop the next generation of leaders who can flexibly respond to the changing business environment. In addition, we are committed to ensuring greater fairness in personnel evaluations along with reviewing the personnel evaluation system.

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(5)	Changes to the Status of Assets and Earnings

Category		35th Accounting Period (March 2008)	36th Accounting Period (March 2009)	37th Accounting Period (March 2010)	38th Accounting Period (This Fiscal Year) (March 2011)
Net Sales	(thousands of yen)	25,334,087	14,307,538	24,190,595	26,688,516
Ordinary income	(thousands of yen)	1,636,893	474,269	3,776,773	3,628,564
Net income	(thousands of yen)	1,423,024	410,660	3,640,324	2,503,405
Per share Net income	(Yen)	77.18	18.05	160.49	110.37
Total assets	(thousands of yen)	20,197,628	17,841,115	22,814,468	23,326,826
Net assets	(thousands of yen)	11,156,759	11,340,531	14,895,269	17,042,396
Per share Net asset amount	(Yen)	488.64	499.97	656.69	751.35

(6)	Primary Business Activity

Manufacture and sales of pachinko machines and pachislot machines

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(7)	Primary Locations of Businesses and Plants

Name	Location
Head Office	Nagoya, Nishi-ku
Seto Plant	Aichi-ken, Seto
Sapporo Branch	Sapporo, Higashi-ku
Sendai Branch	Sendai, Wakabayashi-ku
Tokyo Branch	Tokyo, Taito-ku
Yokohama Branch	Yokohama, Nishi-ku
Nagoya Branch	Nagoya, Nakamura-ku
Osaka Branch	Osaka, Naniwa-ku
Hiroshima Branch	Hiroshima, Minami-ku
Fukuoka Branch	Fukuoka, Hakata-ku
Saitama Office	Saitama, Omiya-ku
Chiba Office	Chiba, Chuo-ku
Kobe Office	Kobe, Chuo-ku

*Note:	1.	The Chiba Branch changed its name to Chiba Office in April 2010.
	2.	The Komaki Plant (manufacture of pachislot machines) moved to Seto in July 2010 and became the Seto Plant. In November 2010, the head office plant (manufacture of pachinko machines) moved to the Seto Plant and centralized the production of pachinko machines and pachislot machines.
	3.	With the expansion of business contents, the Sendai Branch moved to the above location in November 2010.

(8)	Employees

Number of employees	Change as of end of previous fiscal year	Average age	Average number of years of continuous service
282	Increase of 2 persons	36.7 years of age	7.4 years

*Note:	1.	The number of employees includes temporary workers and externally assigned workers from affiliates. This number excludes workers externally assigned to affiliates and temporary staff members (dispatched workers and part-time workers).
	2.	The figures for average years of age and average number of years of continuous service do not include temporary workers or externally assigned workers from affiliates.

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(9)	The Status of Important Parent Companies and Subsidiaries

{1}	Relationship to Parent Company

Company name	Capitalization (million yen)	Percentage Ownership of Voting Rights (%)	Primary Business Activity
SEGA SAMMY HOLDINGS INC.	29,953	51.2 (51.2)	SEGA SAMMY Group management and administration as well as incidental business
SAMMY CORPORATION	18,221	51.2	Development, manufacture and sales of pachinko and pachislot machines

Note:	The value in the parentheses in the Percentage Ownership of Voting Rights column is the percentage of indirect ownership thereof.

Personal and capital relationships

1.	SAMMY CORPORATION is the Company’s parent company. Further, because SAMMY CORPORATION is a wholly owned subsidiary of SEGA SAMMY HOLDINGS INC., the Company is a consolidated subsidiary of SEGA SAMMY HOLDINGS INC.

2.	Three directors and one auditor have been dispatched from SAMMY CORPORATION.

Transactional Relationships

The Company purchases pachinko and pachislot machine parts and products from parent company SAMMY CORPORATION.

Transactional terms are determined upon discussion between the parties.

{2}	Subsidiaries

N/A

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(10)	Main lenders and loan amounts

Lender	Loan Balance
In thousands of yen
The Daisan Bank, Ltd.	400,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	200,000
The Bank of Nagoya, Ltd.	100,000
Chukyo Bank Co., Ltd.	100,000
Sumitomo Mitsui Banking Corporation	100,000
Juroku Bank Co., Ltd.	100,000

Total	1,000,000

(11)	Other important items concerning current status of the Company

At the board of directors meeting held on May 13, 2003, the Company, SAMMY CORPORATION (the Company’s parent company) and SEGA SAMMY HOLDINGS INC. (SAMMY CORPORATION’s parent company) passed a resolution for a share exchange, with the common shares of stock of SEGA SAMMY HOLDINGS INC. as consideration, whereby SAMMY CORPORATION was to become a wholly owning parent company and the Company becomes a wholly owned subsidiary, and the Company and SAMMY CORPORATION entered into a Share Exchange Agreement.

The Company plans to carry out the Share Exchange on August 1, 2011 after obtaining the approval of the Share Exchange Agreement at the Ordinary General Shareholders Meeting to be held on June 21, 2011. In connection with the Share Exchange, the relevant shares will be delisted as of July 27, 2011 in accordance with the standards for delisting maintained by the Osaka Stock Exchange JASDAQ on which the shares are currently listed.

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2.	Particulars relating to the Company’s Stock

(1) Total number of authorized shares	41,800,000 shares

(2) Total number of issued shares: (except 159,496 shares of treasury stock)	22,682,252 shares

(3) Number of Shareholders:	1,487 persons

(4) Major shareholders (Top Ten)

Name of shareholder	Number of Shares Held	Shareholding ratios
	Thousands of shares	%
SAMMY CORPORATION	11,623	51.2
Eriko Sato	2,627	11.5
Sun Spirit Co., Ltd.	2,071	9.1
Shoji Sato	971	4.2
Manami Sato	464	2.0
Aki Miyake	350	1.5
Teruko Sato	238	1.0
The Daisan Bank, Ltd.	222	0.9
TAIYO ELEC Employees’ Shareholding Association	154	0.6
The Bank of Nagoya, Ltd.	120	0.5

*Note:	1.	The Company holds 151,496 shares of capital stock but is excluded from the above-referenced major shareholders.
	2.	Shareholding ratios are calculated by subtracting capital stock.

3.	Matters relating to the Company’s Options to Purchase New Stocks

N/A

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4.	Matters relating to Company Directors

(1)	Status of Directors and Auditors

Position	Name	Areas of responsibility & concurrent posts
Chairman of the Board and Chief Executive Officer	Shoji Sato
President and Chief Executive Officer	Eriko Sato
Executive Director	Megumi Furukawa	General Manager of Research and Development
Director	Koji Kato	General Manager Marketing
Director	Makoto Takahashi
Director	Tetsuya Fukushima
Director	Hitoshi Nishida
Standing Corporate Auditor	Kotaro Kanda
Standing Corporate Auditor	Harutoshi Mizuno
Auditor	Toshinori Masamura	Attorney
Auditor	Kichitaro Mukai	SAMMY CORPORATION outside auditor

*Note:	1.	Standing Corporate Auditor Harutoshi Mizuno, Auditor Toshinori Masamura and Auditor Kichitaro Mukai are outside auditors.
	2.	Retirements of directors in this fiscal year are as follows: Managing Director Shogo Miyake, General Manager Production, retired as of March 25, 2011.
	3.	The Company has notified the Osaka Stock Exchange that Auditor Toshinori Masamura is an Independent Director based on the standards of that exchange.

(2)	Total Compensation Amounts for Directors and Auditors

Category	No. of persons paid	Amount of Payment
Director	6 persons	JPY242.776 million

Auditor (outside company auditor)	3 persons (2 persons)	JPY16.075 million (JPY8.984 million)

Total (outside officers)	9 persons (2 persons)	JPY258.851 million (JPY8.984 million)

*Note:	1.	The amount paid to directors does not include the pay as employees of directors who are concurrent employee/directors.
	2.	The maximum amount of annual director compensation pursuant to resolution of the Ordinary General Shareholders Meeting held on June 22, 2010 was JPY396 million or less (not including the pay as employees of directors who are concurrent employee/directors); the maximum amount of annual auditor compensation was JPY24 million or less.
	3.	The amount of pay includes JPY30 million booked as costs in the same fiscal year as the officer bonus reserve transferred amount (JPY28.625 million for directors and JPY1.375 million for auditors).
	4.	The amount of pay includes JPY48.845 million booked as costs in the same fiscal year as the officer retirement bonus reserve transferred amount (JPY47.945 million for directors and JPY0.9 million for auditors).
5.

As of the end of this fiscal year, there are seven directors and four auditors (including three outside auditors).

The reason for the difference with the above number of directors and auditors is that there are two unpaid directors and one unpaid auditor. In addition, the amount of compensation, etc. for the one director who left office on March 25, 2011 is included in the amount.

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(3)	Matters relating to Outside Officers

{1}	Important concurrent posts at other companies, including Chief Executive Officer positions, and relationships with the Company

N/A

{2}	Important concurrent posts at other companies, including outside officer positions, and relationships with the Company

Auditor Kichitaro Mukai serves concurrently as an outside auditor of SAMMY CORPORATION. SAMMY CORPORATION is the parent company of the Company. The Company purchases pachinko and pachislot machine parts and products from SAMMY CORPORATION.

{3}	Relationships with specially-related enterprises

Auditor Kichitaro Mukai is a relative within three degrees of the Chief Executive Officer of SEGA SAMMY HOLDINGS INC. and SAMMY CORPORATION.

{4}	Status of major activities in this fiscal year

Category	Name	Major activities
Standing Corporate Auditor	Harutoshi Mizuno	Attended all of the 15 meetings of the board of directors and all of the 14 meetings of the board of auditors held in this fiscal year and gave expert advice on finance and corporate finance as necessary.

Auditor	Toshinori Masamura	Attended all of the 15 meetings of the board of directors and all of the 14 meetings of the board of auditors held in this fiscal year gave expert advice as an attorney.

Auditor	Kichitaro Mukai	Attended 12 of the 15 meetings of the board of directors and 12 of the 14 meetings of the board of auditors held in this fiscal year gave expert advice based on his many years of experience in machine manufacturing and as an outside auditor of the parent company on finance and corporate finance as necessary.

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{5}	Overview of the liability limitation agreement

The Company has provided in its current articles of incorporation that it may execute agreements with outside auditors that prescribe certain limits to the scope of liability to the Company for damages, in order to recruit capable persons as outside auditors of the Company. Outside auditors Harutoshi Mizuno, Toshinori Masamura and Kichitaro Mukai have entered into such liability limitation agreements with the Company.

The below is an overview of the relevant contract provisions involved.

•

If the Company incurs liability for damages due to the non-performance of an outside auditor, the auditor will be liable for the amount of JPY1 million or the minimum amount prescribed in Article 425.1 of the Companies Act, whichever is greater.

•

The items granted by the above referenced liability limitation agreement are limited to cases where the outside auditor performed the duties that gave rise to liability in good faith and without gross negligence.

{6}	Total amount of director compensation, etc. from parent company or a subsidiary of the parent company

The total amount of director compensation, etc. that outside directors and auditors received from the parent company or a subsidiary of the parent company in this fiscal year is JPY12.14 million.

5.	Matters concerning independent auditors

(1)	Names of independent auditors

KPMG AZUSA & Co.

*Note:	The name of KPMG AZUSA & Co. was changed to KPMG AZUSA & Co. due to a change to an LLP as of July 1, 2010.

(2)	Amount of compensation, etc. of independent auditor

Amount of Compensation, etc. of the independent auditor relating to the fiscal year concerned             JPY22 million

*Note:	Under the auditing agreement between the Company and the independent auditor, there is no clear distinction between the amount of audit compensation for the audit conducted pursuant to the Companies Act from the amount of audit compensation for the audit conducted pursuant to the Financial Instruments and Exchange Act, and it is substantially impossible to make such distinction. Therefore, the agreement states the total amount.

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(3)	Policy on Decisions of Removal and Decisions not to Reappoint Independent Auditor

Other than cases for the Company’s own reasons, if it is found that the independent auditor violated a law such as the Companies Act or the Certified Public Accountants Law, or there is conduct that violates public order and standards of decency, the board of auditors will consider removing or declining to reappoint the relevant independent auditor based on the relevant facts. If the board of auditors finds that removing or declining to reappoint is proper, it will request that the board of directors propose to the general shareholders a resolution for the removal of the independent auditor or the decision not to reappoint the independent auditor in accordance with the board of auditors regulations. The board of directors will consider such request.

(4)	Outline of the liability limitation agreement

The Company has not entered into an agreement with the independent auditor that limits damages liability pursuant to Article 427.1 of the Companies Act.

(5)	Other Matters

Each of the Company and the Company’s subsidiary does not owe any moneys or other financial benefit to the independent auditor other than what is described in paragraph (2) above. In addition, no certified public accountant or auditing firm other than independent auditor is auditing the financial statements of the subsidiary of the Company.

No independent auditor resigned or was removed during this fiscal year.

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6.	Systems to ensure the propriety of operations

The Company will establish an internal control commission comprised of directors and managers of each department. The commission will strive to establish and operate systems that ensure the propriety of operations as set forth below.

(1)	Systems to ensure that directors’ and employees’ performance of their duties is in keeping with the law and with the articles of incorporation.

{1}	Prescribe a company conduct charter and compliance regulations, conduct training and strive to heighten corporate ethical awareness among directors and employees.

{2}	The internal control commission will designate a centralized management of compliance and strive to organize, maintain and improve a compliance system.

{3}	The Company will supervise using internal audits, establish a whistleblower system and organize an internal reporting system in order to ensure the early detection and remedy of any conduct in violation of law or the articles of incorporation.

(2)	Systems for the preservation and administration of information related to the execution of the duties of directors

Based on the Company’s internal rules and regulations, information related to the execution of the duties of directors shall be recorded as documents in paper or electronic form, and stored and administered together with related materials.

Such documents will be promptly submitted upon request by any of the auditors.

(3)	Systems for rules etc. regarding risk management for losses

The internal control commission will carry out centralized company-wide risk management. The commission will designate a director with responsibility for managing individual risks (i.e., risks involving business operations, the environment, disasters and the like) and respond to any management crises in accordance with risk management regulations.

In addition, if a risk of loss arises, the commission will promptly communicate with auditors and the external contact.

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(4)	Systems for ensuring that directors and employees execute their duties effectively

{1}	The Company will hold regular meetings of the board of directors once per month. In addition, extraordinary meetings of the board of directors will be held as needed and the Company will make decisions on important matters and basic items concerning the conduct of operations on a flexible basis.

{2}	Director and employees will systematically perform operations under organizational rules and rules on the division of duties. Director and employees will set the business plan and the targets for each department, analyze performance and manage operations.

{3}	The Company will use internal audits to ascertain the performance of employees and promote improvement.

(5)	Systems to ensure the propriety of operations by the corporate group consisting of the Company, its parent company and its subsidiaries

The Company will participate in the group auditors committee and group internal audit department contact group, etc. established by the parent company to deal with problems existing within the corporate group, as well as important risks and related rules; the Company will share information within the corporate group and make efforts to ensure the proper execution of the company’s operations.

(6)	Requests by auditors concerning employees to help with their professional duties

At present, there are no employees assisting in the duties of the auditors, but such will be appointed as necessary.

(7)	Items regarding employees to provide assistance and their independence from the directors

If employees are appointed to provide assistance, in order to ensure their independence from directors, the board of auditors will issue instructions and orders to such employees and be responsible for the personnel evaluations of such employees. In addition, the consent of the board of auditors is required with respect to personnel transfers, etc. of such employees.

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(8)	Systems for directors and/or employees to report to the auditors, and other systems for reports to auditors

{1}	If a director or employee discovers a fact that may cause material harm to the Company, he or she must immediately notify an auditor.

{2}	In addition to board of directors meetings, directors will give status reports during the decision-making process and at meetings important to the performance of operations. Auditors may attend meetings and peruse important decision circulars and other documents important to the performance of operations.

{3}	If auditors request reports on the Company’s business, directors and employees will respond promptly.

(9)	Other systems to ensure that the Auditors’ audits are practically effective

Auditors will ensure the practical effectiveness of audits by conducting audits in accordance with the auditing standards for auditors, and strive to obtain explanations from the independent auditors of the details of independent audits and work together with them.

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7.	Policy on Decisions regarding the Distribution of Surplus, etc.

The Company recognizes that increasing corporate value and returning profits to the shareholders are the most important issues for management. Regarding the distribution of surplus, the Company’s basic policy is to ensure the maintenance of necessary reserves for future business expansion and strengthened base of operations while continuing steady distributions. We engage in the distribution of surplus by taking into overall consideration matters including financial condition and dividend payout ratios based on present and future performance trends.

Based on this policy, the Company decided by a resolution at the board of directors meeting held on May 13, 2011 to set the term-end distribution for this fiscal year at JPY15 per share.

Note:	Amounts of currency referred to in this business report disregard fractions of less than the units specified.

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Balance Sheet

(as of March 31, 2011)

(Unit: thousand yen)

Item	Amount	Item	Amount
Assets		Liabilities
Liquid Assets	(17,273,845)	Liquid Liabilities	(5,189,126)
Cash and deposits	11,387,640	Notes payable	1,264,637
Notes Receivable	945,788	Accounts payable	731,002
Accounts receivable	1,121,801	Short-term borrowings	1,000,000
Marketable securities	2,000,000	Lease obligations	56,350
Goods and products	6,762	Other accounts payable	688,097
Half-finished goods	13,164	Accounts payable	100,869
Raw materials and inventory items	1,091,046	Corporate income tax payable, etc.	708,021
Advance payment	200,392	Deferred funds	2,080
Prepaid costs	38,886	Deposits	13,455
Deferred tax assets	312,867	Reserve for bonus payment	167,717
Consumption tax receivable, etc.	112,970	Reserve for directors’ bonuses	30,000
Others	43,824	Equipment-related Notes payable	426,895
Reversal of bad debt reserve	Δ1,300	Fixed liabilities	(1,095,304)
Fixed Assets	(6,052,981)	Lease obligations	75,182
Tangible fixed assets	(4,792,581)	Reserve for retirement benefits	53,858
Buildings	1,860,368	Reserve for directors’ retirement bonuses	853,849
Structures	144,099	Other	112,413
Machinery and fixture	509,019	Total Liabilities	6,284,430
Vehicles and transport equipment	16,691	Net Assets
Tools, apparatus and equipment	1,006,839	Shareholder equity	(17,041,551)
Land	1,255,563	Capital	(5,125,142)
Intangible fixed assets	(249,961)	Capital surplus	(5,161,314)
Software	244,913	Capital reserves	5,161,314
Telephone subscription right	5,047	Retained profits	(6,820,094)
Investments and other assets	(1,010,438)	Earned-surplus reserve	192,900
Investment marketable securities	114,569	Other retained profits	6,627,194
Investment	3,100	Retained earned surplus	6,627,194
Receivables involved in bankruptcy or restructuring	7,473	Treasury shares	(Δ64,999)
Long-term prepaid costs	21,002	Revaluation and translation adjustments	(844)
Deferred tax assets	266,976	Other revaluation adjustments on marketable securities	844
Long-term deposits	300,000	Total net assets	17,042,396
Other	314,389
Bad debt reserve	Δ17,073

Asset Total	23,326,826	Total of liabilities and net assets	23,326,826

I-4-21

Income Statement

(April 1, 2010 to March 31, 2011)

(Unit: thousand yen)

Item	Amount
Sales			26,688,516
Cost of sales			15,614,144

Gross profit			11,074,371

Selling, general and administrative expense			7,474,095

Operating profit			3,600,276

Non-operating profit
Interest income received		12,941
Interest on marketable securities		2,613
Dividend income received		3,730
Royalties received		10,437
Insurance termination reimbursements		17,634
Other		6,698	54,055

Non-operating costs
Interest paid		19,759
Fees and commissions paid		5,957
Other		50	25,767

Recurring profit			3,628,564

Extraordinary profit
Profits from sale of fixed assets		2,339
Reversal of allowance for bad debts		209	2,548

Extraordinary losses
Eliminations of fixed assets		125,447
Valuation losses on marketable securities		6,624
Loss on sale of golf membership		1,147
Lease termination loss		17,254
Settlement money		54,459	204,933

Pretax profit			3,426,180

Corporate income tax, local income tax and enterprise taxes		1,015,117
Corporate income tax, etc. adjustment amount	Δ	92,343	922,774

Net profit			2,503,405

I-4-22

Statement of Changes in Shareholder Capital

(April 1, 2010 to March 31, 2011)

(Unit: thousand yen)

Shareholder equity
Capital
Balance, previous fiscal year	5,125,142
Change in year under review
Total change in year under review	—

Balance at end of year under review	5,125,142

Capital surplus
Capital reserves
Balance, previous fiscal year	5,161,314
Change in year under review
Total change in year under review	—

Balance at end of year under review	5,161,314

Retained profits
Earned-surplus reserve
Balance, previous fiscal year	192,900
Change in year under review
Total change in year under review	—

Balance at end of year under review	192,900

Other retained profits
Retained earned surplus
Balance, previous fiscal year	4,464,023
Change in year under review
Dividends from surplus	Δ340,235
Net profit	2,503,405

Total change in year under review	2,163,170

Balance at end of year under review	6,627,194

Total retained earnings
Balance, previous fiscal year	4,656,923
Change in year under review
Dividends from surplus	Δ340,235
Net profit	2,503,405

Total change in year under review	2,163,170

Balance at end of year under review	6,820,094

Treasury shares
Balance, previous fiscal year	Δ64,955
Change in year under review
Purchases of treasury stock	Δ44

Total change in year under review	Δ44

Balance at end of year under review	Δ64,999

Total shareholder equity
Balance, previous fiscal year	14,878,424
Change in year under review
Dividends from surplus	Δ340,235
Net profit	2,503,405
Purchases of treasury stock	Δ44

Total change in year under review	2,163,126

Balance at end of year under review	17,041,551

I-4-23

Revaluation and translation adjustments
Other revaluation adjustments on marketable securities
Balance, previous fiscal year	16,845
Change in year under review
Change (net) in items other than shareholder capital	Δ16,000

Total change in year under review	Δ16,000

Balance at end of year under review	844

Total net assets
Balance, previous fiscal year	14,895,269
Change in year under review
Dividends from surplus	Δ340,235
Net profit	2,503,405
Purchases of treasury stock	Δ44
Change (net) in items other than shareholder capital	Δ16,000

Total change in year under review	2,147,126

Balance at end of year under review	17,042,396

I-4-24

Notes

1.	Important Accounting Guidelines

(1)	Marketable securities valuation standards and methods

Other marketable securities

Instruments with a current market value

We use the current value method, based on market price (Revaluation adjustments are reported as a component of net assets; cost of assets sold calculated using moving-average method) on the final day of the reporting period.

(2)	Valuation standards and valuation methods for inventory assets

{1}	Commercial goods, finished products, half-finished goods and raw materials

We use the cost method using the gross average method (the value of the balance sheet is calculated based on the book cost depreciation method based on the deterioration of profitability).

{2}	Inventory items

We use the last cost method (the value of the balance sheet is calculated based on the book cost depreciation method based on the deterioration of profitability).

(3)	Methods for depreciation of fixed assets

{1}	Tangible fixed assets (excluding leased assets)

We use the fixed percentage method (however, for buildings (excluding attached equipment) the straight-line method) with respect to tangible fixed assets acquired on or after April 1, 2007.

We use the old fixed percentage method (however, for buildings on or after April 1, 2007 (excluding attached equipment) the old straight-line method) with respect to tangible fixed assets acquired on or before March 31, 2007.

Key values used for serviceable life are as follows:

Buildings	3-50 years
Machinery and equipment	2-7 years
Tools, apparatus and equipment	2-20 years

{2}	Intangible fixed assets

For software used in-house, the straight-line method is applied for the duration of serviceable life (five years)

{3}	Leased assets

Leased assets relating to finance lease transactions not including the transfer of ownership.

The lease term is made the life span and the straight-line amortization method is used with zero as the residual value.

{4}	Long-term prepaid costs

The equal-amortization method is used for the effective term.

I-4-25

(4)	Standards to set aside reserves

{1}	Allowance for uncollectible receivables

In order to prepare for losses due to defaults on trade receivables, the estimated uncollectible amount is reported based on the loan loss ratio relating to general receivables and by taking into consideration the possibility of collection on a case by case basis with respect to certain receivables at risk of default and receivables involved in bankruptcy or restructuring.

{2}	Reserves for bonuses

To fund bonuses to be paid to employees, an amount of expected bonuses is set aside equal to the amount to be paid in the year under review.

{3}	Reserves for executive bonuses

To fund bonuses to be paid to executives, an amount of expected bonuses is set aside equal to the amount to be paid in the year under review.

{4}	Pension reserves

To fund pensions for employees, an amount is set aside equal to the amount of pension benefits obligations and pension assets at the end of the year under review.

Differences in actuarial calculation are accounted for by using the lump-sum treatment in the year following that in which they arise.

{5}	Reserves for executives’ retirement bonuses

In order to make allocation to executives’ retirement bonuses, 100% of the amount is booked at the end of the accounting period based on internal rules.

(5)	Accounting treatment of consumption tax, etc.

The accounting treatment method for consumption tax and local consumption tax is the tax-excluded method.

I-4-26

2.	Notes on Balance Sheet

(1) Total depreciation of tangible fixed assets	JPY3.266816 billion

(2)	Assets provided as security and obligations on these assets are as set forth below.

(a) Assets provided as security

Buildings	JPY303.056 million
Land	JPY613.051 million

Total	JPY916.108 million

(b) Obligations on the above

Short-term borrowings	JPY700 million

(3)	Receivables and payables relating to affiliates are as set forth below.

Short-term receivables	JPY1.034 million
Short-term payables	JPY549.813 million

3.	Notes on Income Statement

Transactions with affiliated companies are as set forth below.

Sales transactions
Net Sales	JPY65.533 million
Purchases	JPY8.700976 billion
Selling, general and administrative expense	JPY531.891 million
Non-operating transactions	JPY10.164 million

I-4-27

4.	Notes on Statement of Changes in Shareholder Capital

(1)	Items relating to the type and total number of issued and outstanding shares and the type of treasury shares and number of shares

	Number of shares at the end of the previous fiscal year (shares)	Number of shares added this fiscal year (shares)	Number of shares reduced this fiscal year (shares)	Number of shares at the end of this fiscal year (shares)
Shares issued and outstanding
Common stock	22,833,748	—	—	22,833,748
Treasury shares
Common stock	151,414	82	—	151,496

Note: The increase of 82 shares of treasury stock was due to the purchase of shares of less than a single trading unit.

(2)	Matters relating to surplus distribution

(a) Amount of dividends paid

Resolution	Type of shares	Total amount of dividends paid (thousand yen)	Source of dividends	Dividends per share (yen)	Record Date	Effective date
May 11, 2010	Common stock	340,235	Retained profits	15	March 31, 2010	June 8, 2010

(b) Of dividends belonging to the year under review, those for which the effective date falls in the next fiscal year.

Resolution	Type of shares	Total amount of dividends paid (thousand yen)	Source of dividends	Dividends per share (yen)	Record Date	Effective date
May 13, 2011	Common stock	340,233	Retained profits	15	March 31, 2011	June 7, 2011

I-4-28

5.	Notes on tax-effect accounting

Main reasons for the occurrence of deferred tax assets and deferred tax liabilities

(Deferred tax assets)
Reserves for bonuses transferred amount	JPY67.086 million
Excess depreciation	JPY191.923 million
Reserves for executives’ retirement bonuses transferred amount	JPY341.539 million
Inventory asset revaluation loss	JPY75.568 million
Sales commissions payable	JPY15.945 million
One-time depreciation assets	JPY47.731 million
Excess deferred asset depreciation	JPY22.748 million
Enterprise taxes payable	JPY64.794 million
Other	JPY234.172 million

Deferred tax assets subtotal	1.061511 billion
Valuation reserve	ΔJPY477.413 million

Deferred tax assets total	JPY584.097 million
(Deferred tax liabilities)
Other revaluation adjustments on marketable securities	ΔJPY4.253 million

Net amount of deferred tax assets	JPY579.844 million

6.	Notes on leased-use fixed assets

N/A

I-4-29

7.	Notes on financial instrument accounting

(1)	Matters relating to the status of financial instruments

{1}	Policy for treatment of financial instruments

Our policy on the management of funds is to manage temporary surplus funds using financial assets such as highly liquid bank deposits. We do not engage in speculative transactions.

The Company’s policy for fundraising is to borrow from banks.

{2}	Details and risks of financial instruments and risk management system

Notes receivable and accounts receivable that are sales receivables carry the credit risk of customers.

Regarding this risk, the Company maintains a system for keeping track of the creditworthiness of customers and suppliers. The sales department takes the lead by monitoring each customer and supplier in accordance with the Company’s credit and receivables management rules and timely managing balances and credit limits.

Consumption tax receivable, etc. is the consumption tax to be refunded, and is the amount of consumption tax for which a complete refund is expected within one year.

Shares, which are marketable securities, carry risk due to market price fluctuations, but these are mainly shares in financial institutions with whom we deal. The accounting department regularly confirms the market price of such shares.

Long-term deposits are deposits with penalty for early withdrawal (multi-callable deposits), for which the principal is guaranteed so long as the Company does not terminate before maturity. These deposits are fixed interest accounts for which we receive periodic interest payments.

The payment due dates for notes payable, accounts payable, other accounts payable and equipment-related notes payable, which are trade liabilities, all fall due within one year.

Short-term borrowing is mainly financing relating to trade transactions. Adjustable rate borrowings are subject to interest rate fluctuations, but the Company’s system is to have reports made to the director in charge on borrowing terms including the applicable interest rate each time loans are renewed. Fixed costs on unpaid balances are not expected to arise in respect of these borrowings, which are based on overdraft agreements.

Corporate income taxes, etc., which are payable in respect of taxes and public charges, all fall due within one year.

Lease obligations relating to finance leases are mainly based on lease agreements for the purpose of raising funds needed for capital investment. All such agreements involve fixed interest.

Trade liabilities, payables and short-term borrowing carry liquidity risk, but the Company has a system for managing ready liquidity and income and expenditure amounts by drafting cash flow plans each month.

{3} Supplemental notes on matters relating to market prices, etc. of financial instruments

The market prices of financial instrument include amounts calculated using reasonable methods in cases where no market price is available.

Because the calculation of such prices includes fluctuating factors, such prices may fluctuate due to the application of different conditions precedent, etc.

I-4-30

(2)	Matters relating to the market prices, etc. of financial instruments

The amounts booked in the Balance Sheet as of March 31, 2011, market prices and the differences between them are as set forth below.

	Amount on Balance Sheet (thousand yen)	{Market Price} (thousand yen)	Difference (thousand yen)
(1) Cash and deposits	11,387,640	11,387,640	—
(2) Notes receivable	945,788	945,788	—
(3) Accounts receivable	1,121,801	1,121,801	—
(4) Consumption tax receivable, etc.	112,970	112,970	—
(5) Marketable securities and investment marketable securities
Other marketable securities	2,114,569	2,114,569	—
(6) Long term deposits	300,000	301,744	1,744

Total Assets	15,982,770	15,984,514	1,744

(1) Notes payable	1,264,637	1,264,637	—
(2) Accounts payable	731,002	731,002	—
(3) Short-term borrowings	1,000,000	1,000,000	—
(4) Other accounts payable	688,097	688,097	—
(5) Corporate income tax payable, etc.	708,021	708,021	—
(6) Equipment-related notes payable	426,895	426,895	—
(7) Lease obligations (liquid and fixed)	131,532	130,645	Δ887

Total Liabilities	4,950,186	4,949,299	Δ887

I-4-31

Note: 1. Matters relating to the method of calculating the market price of financial instruments and marketable securities

Assets

(1) Cash and deposits, (2) Notes receivable, (3) Accounts receivable, (4) Consumption tax receivable, etc.

Because these are settled within short periods, the market prices are almost equal to the book value, so we follow such book values.

(5) Marketable securities and investment marketable securities

Because marketable securities are transferable deposits that fall due in the short term, the market prices are almost equal to the book value, so we follow such book values.

Investment marketable securities are held as other marketable securities. The market prices thereof are based on the prices on stock exchanges.

(6) Long term deposits

The market prices of such deposits (multi-callable deposits) are calculated based on the current value of the principle discounted by the interest rate on the assumption that the amounts were similarly deposited.

Liabilities

(1) Notes payable, (2) Accounts payable, (3) Short-term borrowings, (4) Other accounts payable, (5) Corporate income tax payable, etc., (6) Equipment-related notes payable

Because these are settled within short periods, the market prices are almost equal to the book value, so we follow such book values.

(7) Lease obligations

The market prices of such obligations are calculated based on the current value of the total amount of principal and interest discounted by the interest rate on the assumption that a similar lease was newly executed.

I-4-32

Note: 2. Amounts to be refunded after the final day of the reporting period for receivables and marketable securities with maturity dates

	Within one year (thousand yen)	More than one year but less than five years (thousand yen)
(1) Cash and deposits	11,387,640	—
(2) Notes receivable	945,788	—
(3) Accounts receivable	1,121,801	—
(4) Consumption tax receivable, etc.	112,970	—
(5) Marketable securities and investment marketable securities of other marketable securities, those with maturity dates (transferable deposits)	2,000,000	—
(6) Long term deposits	—	300,000

Total	15,568,200	300,000

Note: 3. Amount to be paid after the final day of the reporting period for lease obligations

	Within one year (thousand yen)	More than one year but less than five years (thousand yen)
(7) Lease obligations	56,350	75,182

I-4-33

8.	Notes on real estate including leases

N/A

9.	Notes on equity method income, etc.

N/A

10.	Notes on transactions with related parties

(1)	Parent company and institutional major shareholders

Type	Name of company, etc.	Location	Capital or investment (million yen)	Business details or occupation	Percentage ownership of voting rights (or percentage owned by other)	Relationship with related parties	Details of transaction	Transaction amount (thousand yen)	Item	Balance at end of FY (thousand yen)
Parent Company	Sammy (K.K.)	Tokyo, Toshima-ku	18,221	Development, manufacture and sales of pachinko and pachislot machines	(owned by other) (Direct) 51.2	Business tie-up and concurrent post as officer	Purchase of pachinko and pachislot machine parts, etc.	8,616,114	Accounts payable	378,303

Note:	1.	Sammy Corporation is a major shareholder of the Company.
	2.	The transactional amounts among the above-referenced figures do not include consumption tax, etc. but the balances at the end of the fiscal year do include consumption tax, etc.
	3.	Transactional terms are determined upon discussion between the parties.

(2)	Fellow subsidiaries, etc.

Type	Name of company, etc.	Location	Capital or investment (million yen)	Business details or occupation	Percentage ownership of voting rights (or percentage owned by other)	Relationship with related parties	Details of transaction	Transaction amount (thousand yen)	Item	Balance at end of FY (thousand yen)
Subsidiary of parent company	(K.K.) Ginza	Tokyo, Toshima- ku	10	Manufacture and sales of pachinko and pachislot machines	—	No	Purchase of land and building of the Seto Plant	1,981,976	—	—

Note:	1.	The above-referenced figures that are transactional amounts do not include consumption tax, etc.
	2.	Transaction terms are determined by discussion between the parties with reference to the appraised value determined by a real estate appraiser.

I-4-34

11.	Note regarding information per share

(1)	Net asset amount per share

JPY751.35

(2)	Net profit per share (calculated based on the average total number of shares issued and outstanding during the fiscal year)

JPY110.37

12.	Notes on important post-balance sheet events

At the board of directors meeting held on May 13, 2011, the Company, Sammy Corporation (the Company’s parent company, hereinafter referred to as SAMMY) and SEGA SAMMY HOLDINGS INC. (SAMMY’s parent company, hereinafter referred to as SEGA SAMMY) passed a resolution for a share exchange, with the common shares of stock of SEGA SAMMY as consideration, whereby SAMMY is to become a wholly owning parent company and the Company becomes a wholly owned subsidiary (“Share Exchange”) , and the Company and SAMMY entered into a share exchange agreement (“Share Exchange Agreement”).

The Share Exchange is to be conducted after the Company obtains approval for the Share Exchange Agreement from its shareholders at an ordinary general meeting scheduled to be held on June 21, 2011. On May 13, 2011, SAMMY obtained the approval of the Share Exchange Agreements from shareholders at an extraordinary general meeting by means of a written resolution pursuant to Art. 319.1 of the Companies Act of Japan.

The outline of the Share Exchange is as set forth below.

(1)	Purpose of the share exchange

The Company develops pachinko machines and pachislot machines that emphasize highly original game play that is ahead of its time and reflects the latest available information, and lavish productions featuring visuals, audio effects and the like, and has built a base of operations in the modern pachinko and pachislot machine industry. In March 2007 the Company entered into a business and capital alliance with SAMMY, thereby reinforcing its operational and management base and becoming more competitive in the pachinko and pachislot machine industry by employing consoles made by SAMMY, exchanging personnel and the like. However, due to a pattern of weak consumption and continued downward trends in the number of people who play pachinko and pachislot machines, the pachinko and pachislot machine industry environment is expected to continue to be challenging. Further, while competition among pachinko halls for customers continues to intensify, pachinko halls are tending to purchase new pachinko and pachislot machines expected to attract customers with popular themes and game playability. We have determined that, for the Company to continue to expand its business through the development of more efficient and inventive pachinko and pachislot machines, the company needs to deepen its connections to SAMMY and take full advantage of business operations that are integrated with the SEGA SAMMY group by implementing the Share Exchange.

(2)	Effective date of the Share Exchange

August 1, 2011 (tentative)

(3)	Method of the Share Exchange

In order for shareholders of the Company to continue to maintain liquidity as to shares of the Company, the share exchange will involve SAMMY becoming a wholly owning parent company and the Company becoming a wholly owned subsidiary, with the common shares of stock of SEGA SAMMY as consideration.

I-4-35

(4)	Share Exchange Ratio

For each common share of the Company, 0.40 common share of SEGA SAMMY will be allotted. However, the Share Exchange will not involve the allotment of shares with respect to the 11,623,100 common shares of the Company that SAMMY holds.

SAMMY plans to acquire common shares of SEGA SAMMY by subscribing to treasury shares disposed of by SEGA SAMMY.

(5)	Basis for calculating the share exchange ratio

In order to achieve fairness and appropriateness in the share exchange ratios used for the Share Exchange, it was decided that the Company and SAMMY would each invite an independent institution to perform the calculations. The Company selected SMBC Nikko Securities Inc. and SAMMY selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., to perform such calculations.

The Company and SAMMY have deliberated in good faith concerning the results of the share exchange ratio analyses submitted by the independent institutions referenced above, and each has obtained approval for the same at its respective boards of directors meeting, thereby establishing the share exchange ratios to be used in the Share Exchange.

(6)	Company Outline of Parent Company

Trade Name:	Sammy Corporation

Capital	JPY18.221B

Description of Business	Manufacture and sales of pachinko machines, pachislot machines, ball arranging machines, mahjong ball machines and related equipment.

(7)	Company Outline of Parent Company’s Parent Company

Trade Name:	SEGA SAMMY HOLDINGS INC. Listed on the First Section of the Tokyo Stock Exchange

Capital	JPY29.953B

Description of Business	Group management and administration as well as incidental business, as the holding company of a comprehensive entertainment company group

I-4-36

13.	The amounts stated in the Balance Sheet, Income Statement, Statement of Changes in Shareholder Capital and Notes disregard fractions of less than JPY1,000.

I-4-37

Certified Copy of the Audit Report of the Accounting Auditor

Independent Auditors’ Report

May 13, 2011

Taiyo Elec Co., Ltd.

    To the Board of Directors

KPMG AZUSA & Co.
Designated Limited Partner Managing Partner	Certified Public Accountant	Kazuo Yamauchi

Designated Limited Partner Managing Partner	Certified Public Accountant	Kuniyoshi Iwata

We have audited the financial statements for the 38th fiscal year, comprising the balance sheet, the income statement, the statement of changes in shareholder capital and the notes, and supporting schedules of TAIYO ELEC Co. Ltd. for the year from April 1, 2010 to March 31, 2011 in accordance with Article 436(2) of the Companies Act of Japan. The financial statements and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and supporting schedules based on our audit as independent auditors

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the financial statements and supporting schedules are free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the financial statements and supporting schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations for the period for which the financial statements and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan

Additional Information

As set forth in the Notes on important post-balance sheet events of the Notes, at the board of directors meeting held on May 13, 2011, the Company passed a resolution for a share exchange whereby parent company Sammy Corporation is to become the wholly owning parent company, and both companies entered into a share exchange agreement effective on the same date.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

END

I-4-38

Certified Copy of the Audit Report of the Board of Company Auditors

Audit Report

The Board of Corporate Auditors has received the reports of the audit procedures and results concerning the execution of the duties of the Directors during the 38th fiscal year from April 1, 2010 through March 31, 2011 prepared by each of the auditors. After discussing the reports, we have prepared this Audit Report and report as follows.

1.	Procedures and details of the audits by the Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy, allocation of duties, and other relevant matters, and received reports from each Corporate Auditor regarding the implementation of audits and results thereof, as well as reports from the Directors, other relevant personnel, and the independent auditor regarding the execution of their duties, and sought explanations as necessary.

Each Corporate Auditor complied with the audit policy, the allocation of duties, and other relevant matters established by the Board of Corporate Auditors and communicated with the Directors, the internal audit department, other employees, and any other relevant personnel. We also made efforts to optimize the environment for information collection and audit, and participated in meetings of the Board of Directors and other important meetings, received reports from the Directors, employees, and other relevant personnel regarding performance of their duties, and sought explanations as necessary. We examined important authorized documents and associated information, and investigated the operations and assets at the head office and principal offices. In addition, we monitored and verified the system for ensuring that the execution of the duties of the Directors conforms to the relevant laws and regulations and the Articles of Incorporation, as well as the details of the resolutions of the Board of Directors regarding the organization of the system stipulated in Article 100, Item 1 and Item 3 of the Enforcement Regulations of the Company Law and the status of the system (internal control system) based on said resolutions, a necessary measure for ensuring that a joint stock corporation’s business is proper. Based on the above methods, we examined the business report and supporting schedules related to the relevant Fiscal Year.

Furthermore, we monitored and verified whether the independent auditor maintained its independence and implemented appropriate audits, and we received reports from the independent auditor regarding the performance of its duties and sought explanations as necessary. In addition, we received notice from the independent auditor that “systems for ensuring that duties are performed properly” (matters set forth in each Item of Article 131 of the Corporate Calculation Regulations) were maintained in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the financial statements (the balance sheet, the income statement, the statement of changes in shareholder capital and the notes) and supporting schedules related to the relevant Fiscal Year.

2.	Results of Audit

(1)	Report on Business Operations

i.	In our opinion, the business report and supporting schedules are in accordance with the related laws and regulations and Articles of Incorporation, and fairly represent the Company’s condition.

ii.	We do not find any dishonest conduct regarding the board of directors’ execution of its duties or material facts indicating a breach of laws and regulations or the Articles of Incorporation.

iii.	In our opinion, the contents of the resolutions of the Board of Directors regarding the organization of the internal control system are fair and reasonable. In addition, we do not find any items that merit comment with respect to the directors’ performance of their duties regarding said internal control system.

(2)	Audit result of the Financial Statements and supporting schedules

We find that the audit methods and results obtained by KPMG AZSA & Co. are appropriate.

May 13, 2011

Board of Company Auditors of Taiyo Elec Co., Ltd.
Standing Corporate Auditor	Taro Kanda
Standing Corporate Auditor	Harutoshi Mizuno
Auditor	Kichitaro Mukai
Auditor	Toshinori Masamura

Note:	Standing Corporate Auditor Harutoshi Mizuno, Auditor Toshinori Masamura and Auditor Kichitaro Mukai are outside auditors as prescribed in Article 2, Item 16 and Article 335, Paragraph 3 of the Companies Act of Japan.

End

End

I-4-39

General Meeting of Shareholders Reference Materials

Proposed Resolution and Reference Matters

Proposed Resolution 1: Approval of the Share Exchange Agreement between the Company and Sammy Corporation

At the board of directors meeting held on May 13, 2011, the Company, Sammy Corporation (the Company’s parent company, hereinafter referred to as SAMMY) and SEGA SAMMY HOLDINGS INC. (SAMMY’s parent company, hereinafter referred to as SEGA SAMMY) passed a resolution for a share exchange, with the common shares of stock of SEGA SAMMY as consideration, whereby SAMMY is to become the wholly owning parent company and the Company is to become the wholly owned subsidiary (“Share Exchange”), and the Company and SAMMY entered into a share exchange agreement (“Share Exchange Agreement”).

In this regard, we would like to receive your approval for the Share Exchange Agreement.

The effective date of the Share Exchange is scheduled to be August 1, 2011. On May 13, 2011, SAMMY obtained the approval of the Share Exchange Agreement from shareholders at an extraordinary general meeting by means of a written resolution pursuant to Art. 319.1 of the Companies Act of Japan.

If this resolution is approved, SAMMY will become the Company’s wholly owning parent company as of the effective date of the Share Exchange. Also, it is planned that in advance of the effective date, the Company’s common shares of stock will be delisted from the Osaka Stock Exchange JASDAQ as of July 27, 2011 (the final trading date will be July 26, 2011).

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1.	Reasons for Conducting the Share Exchange

The Company develops pachinko machines and pachislot machines that emphasize highly original game play that is ahead of its time and reflects the latest available information, and lavish productions featuring visuals, audio effects and the like, and has built a base of operations in the modern pachinko and pachislot machine industry. In March 2007 the Company entered into a business and capital alliance with SAMMY, thereby reinforcing its operational and management base and becoming more competitive in the pachinko and pachislot machine industry by employing consoles made by SAMMY, exchanging personnel and the like. However, due to a pattern of weak consumption and continued downward trends in the number of players of pachinko and pachislot machines, the pachinko and pachislot machine industry environment is expected to continue to be challenging. Further, while competition among pachinko halls for customers continues to intensify, pachinko halls are tending to purchase new pachinko and pachislot machines expected to attract customers with popular themes and game playability. We have determined that, and for the Company to continue to expand its business through the development of more efficient and inventive pachinko and pachislot machines, the company needs to deepen its connections to SAMMY and take full advantage of business operations that are integrated with the SEGA SAMMY group by implementing the Share Exchange.

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2.	Outline of the details of the Share Exchange Agreement

Share Exchange Agreement (Copy)

Sammy Corporation (located at the Sunshine 60 Building, 1-1 Higashi Ikebukuro 3-chome, Toshima-ku, Tokyo; hereinafter “SAMMY”) and TAIYO ELEC Co., Ltd. (located at 125 Miyoricho, Nishi-ku, Nagoya-shi, Aichi-ken; hereinafter “TAIYO ELEC”) hereby enter into this Share Exchange Agreement as set forth below (hereinafter this “Agreement”) and dated May 13, 2011 (hereinafter the “Execution Date”). SAMMY is a direct, wholly owned subsidiary of SEGA SAMMY HOLDINGS INC. (located at the Shiodome Sumitomo Building, 1-9-2 Higashi Shimbashi, Minato-ku, Tokyo; hereinafter “SEGA SAMMY”).

Article 1        (Share Exchange)

In accordance with the provisions of this Agreement, SAMMY and TAIYO ELEC shall implement a share exchange making SAMMY the wholly owning parent company and making TAIYO ELEC the wholly owned subsidiary company (hereinafter the “Share Exchange”).

Article 2        (Matters Concerning the Method for Calculating the Number of Shares to be Issued and Their Allocation at the Time of the Share Exchange)

1	Upon execution of the Share Exchange, SAMMY shall, in exchange for TAIYO ELEC common shares, make to TAIYO ELEC shareholders (provided that this shall exclude SAMMY; hereinafter the same) who are shareholders at the point in time immediately preceding the acquisition by SAMMY of all of TAIYO ELEC’s issued shares (excluding shares in TAIYO ELEC that are held by SAMMY) (hereinafter the “Base Time”) a proportional delivery of SEGA SAMMY common shares owned by SAMMY at a ratio of 0.40 shares of SEGA SAMMY common stock per share of TAIYO ELEC common shares held by such shareholders.

2	Notwithstanding the preceding paragraph, if the number of SEGA SAMMY common stock shares to be delivered to any of the shareholders of TAIYO ELEC includes a fraction of less than one share, then instead of delivering such fraction of a share of SEGA SAMMY common stock, SAMMY shall deliver to such shareholder the amount of Japanese yen obtained by multiplying the relevant fraction by the market price for one share of SEGA SAMMY common stock (with any fraction of less than one Japanese yen in the total being rounded up to the next whole Japanese yen). In this paragraph, the phrase “market price for one share of SEGA SAMMY common stock” means the closing price for regular trades on the Tokyo Stock Exchange of common shares of SEGA SAMMY on the trading day preceding the Effective Date (defined in Article 3) (if there is no such closing price on the relevant preceding trading day, then the closing price on the next most recent trading day on which such closing price exists shall be used (provided that such day precedes the Effective Date)).

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Article 3 (Effective	Date)

The date that the Share Exchange takes effect (hereinafter the “Effective Date”) shall be August 1, 2011, provided, however, that this may be changed upon agreement by the parties if necessary for reasons such as procedural necessity during the Share Exchange.

Article 4 (General	Meeting for Approval of Share Exchange)

1	SAMMY shall request approval concerning this Agreement and matters that are necessary for the Share Exchange at a SAMMY extraordinary general meeting of shareholders to be convened on May 13, 2011; provided, however, that this may be changed upon agreement by the parties if necessary for reasons such as procedural necessity during the Share Exchange. SAMMY may be deemed to have obtained approval for the Share Exchange Agreement from shareholders at an extraordinary general meeting by means of a written resolution pursuant to Article 319(1) of the Companies Act of Japan.

2	TAIYO ELEC shall request approval concerning this Agreement and matters necessary for the Share Exchange at a TAIYO ELEC general meeting of shareholders to be convened on June 21, 2011; provided, however, that this may be changed upon agreement by the parties if necessary for reasons such as procedural necessity during the Share Exchange.

Article 5 (Retirement	of Treasury Shares)

Pursuant to a resolution of a board of directors meeting to be convened no later than the day before the Effective Date, after the purchase of shares related to purchase requests for the relevant shares takes effect and before the Base Time, TAIYO ELEC shall retire all of the treasury shares that are owned by TAIYO ELEC on the Effective Date (including any treasury shares that TAIYO ELEC purchases in connection with any stock buyback request from opposing shareholders, as prescribed in Article 785(1) of the Companies Act of Japan, that is exercised at the time of the Share Exchange).

Article 6 (Management	of Company Assets, Etc.)

1	During the period from the Execution Date to the Effective Date, SAMMY and TAIYO ELEC shall respectively run their businesses and manage and administer their assets with the care of a conscientious manager, and unless it is otherwise provided in this Agreement, shall not perform any act that may cause a material effect with respect to their assets or their rights and obligations without discussing the matter and reaching an agreement in advance.

2	SAMMY shall, no later than the day before the Effective Date, acquire the total number of shares of SEGA SAMMY common stock to be delivered to TAIYO ELEC shareholders upon execution of the Share Exchange pursuant to Article 2.1.

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Article 7 (Changes	to the Terms and Conditions of the Share Exchange and Cancellation of the Agreement)

The parties may change the terms and conditions of the Share Exchange, otherwise change the contents of this Agreement or cancel this Agreement after discussing the matter and reaching an agreement regarding the same if, during the period from the Execution Date to the Effective Date, a material change arising for any reason, including an act of God, has occurred in the condition of SAMMY’s, TAIYO ELEC’s or SEGA SAMMY’s assets or business, or a situation has arisen or been revealed that presents a material obstacle to the execution of the Share Exchange, or if otherwise it has become difficult to achieve the purpose of this Agreement.

Article 8 (Effect	of this Agreement)

This Agreement shall lose its effect in any of the following situations.

(1)	Approval of this Agreement or the matters necessary for implementation of the Share Exchange cannot be obtained at the general meeting of shareholders of SAMMY or TAIYO ELEC described in Article 4.

(2)	If, based on law and regulation concerning the Share Exchange (including foreign law and regulation), the acquisition of necessary permits, approvals, and the like from relevant government authorities, and notification procedures to relevant government authorities and the like (if any), are not completed by the Effective Date.

(3)	SAMMY is unable to acquire the shares of SEGA SAMMY common stock pursuant to Article 6.2 by the day immediately preceding the Effective Date.

(4)	This Agreement is cancelled based on the preceding Article.

Article 9 (Governing	Law and Jurisdiction)

1	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2	If a dispute arises regarding the performance or interpretation of this Agreement, the Tokyo District Court shall be the designated court of first instance with exclusive jurisdiction.

Article 10 (Matters	for Discussion)

Concerning matters other than those set forth in this Agreement, the parties shall stipulate any necessary matter concerning the Share Exchange in accordance with the purpose and spirit of this Agreement after discussing and reaching agreement on such matter.

IN WITNESS WHEREOF, this document has been executed in duplicate, with the names and seals of SAMMY and TAIYO ELEC affixed below, and with each party retaining one original in each of their possessions.

May 13, 2011

SAMMY:	Sammy Corporation Sunshine 60 Building, 1-1 Higashi Ikebukuro 3-chome, Toshima-ku, Tokyo Keishi Nakayama, President, Representative Director and Chief Operating Officer

TAIYO ELEC:	TAIYO ELEC Co., Ltd. 125 Miyoricho, Nishi-ku, Nagoya-shi, Aichi-ken Eriko Sato, President and Representative Director

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3.	Overview of Content Set forth in Article 184 of the Companies Act Enforcement Regulations

(1)	Matters Concerning Reasonableness of Consideration for Exchange

{1} Matters Concerning the Total Number of Shares and Allocation of the Consideration for Exchange

 a) Content of Total Number of Shares and Allocation of the Consideration for Exchange

	SEGA SAMMY (wholly owning parent of SAMMY, the wholly owning parent)	The Company (wholly owned subsidiary)
Allocations in Connection with the Share Exchange	1	0.40
Number of Shares of Stock to be Delivered in the Share Exchange	Common shares of stock of SEGA SAMMY: 4,423,660 shares (tentative)

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Note:

1.	Share Allocation Ratios

For each common share of the Company, 0.40 common shares of SEGA SAMMY will be allotted. However, the Share Exchange will not involve the allotment of shares with respect to the 11,623,100 common shares of the Company that SAMMY holds. Such allocations may be changed through discussion and agreement between the Company and SEGA SAMMY if a significant change occurs in the terms and conditions that constitute the bases for the relevant calculations.

2.	Number of Shares of Stock, Etc., to be Delivered in the Share Exchange

SAMMY plans to deliver 4,423,660 shares of common stock of SEGA SAMMY (with fractions of less than one share being discarded) through the Share Exchange. The number of shares of stock to be delivered in the share exchange is calculated based on the total amount of 11,059,152 shares of the Company issued and outstanding as of March 31, 2011 (excluding shares of common stock in the Company that SAMMY holds and shares of treasury stock that the Company holds).

Pursuant to a resolution of a board of directors meeting to be convened no later than the day before the effective date of the Share Exchange, the Company plans to retire all of the treasury shares that are owned by the Company immediately before SAMMY acquires all shares of the Company issued and outstanding (except the common shares of stock of the Company that SAMMY holds) pursuant to the Share Exchange (including any treasury shares that the Company purchases in connection with any stock buyback request from opposing shareholders, as prescribed in Article 785(1) of the Companies Act of Japan, that is exercised at the time of the Share Exchange). The Company holds 151,496 shares of treasury stock as of March 31, 2011.

The number of common shares of stock of SEGA SAMMY that will be delivered as a result of the Share Exchange may differ from the above depending on, for example, the number of treasury shares that are to be actually retired by the Company.

SAMMY plans to acquire common shares of SEGA SAMMY by subscribing to treasury shares disposed of by SEGA SAMMY.

3.	Treatment of Shares of Less Than a Trading Unit

All shareholders that come to hold shares of less than a single trading unit (i.e., 100 shares) of SEGA SAMMY (hereinafter “odd-lot shares”) in association with the Share Exchange may participate in any of the following programs in connection with shares of SEGA SAMMY. Odd-lot shares cannot be purchased or sold on a financial instruments exchange:

{1}	Buyback program for odd-lot shares (units of less than 100 shares)

Under this program instituted pursuant to Article 192(1) of the Companies Act of Japan, any holder of odd-lot shares of SEGA SAMMY may require that SEGA SAMMY buy back the odd-lot shares held by the shareholder.

{2}	Top-up purchase program for odd-lot shares (top-up purchase of less than 100 shares)

Under this program instituted pursuant to Article 194(1) of the Companies Act of Japan and the articles of incorporation of SEGA SAMMY, any holder of odd-lot shares of SEGA SAMMY may require that SEGA SAMMY sell the number of shares to such holder which, together with the odd-lot shares that the holder holds, will amount to a trading unit of SEGA SAMMY.

4.	Treatment of Fractions of Less Than a Single Share

In association with the Share Exchange, instead of fractional shares of common stock of less than a single share of SEGA SAMMY being allocated to shareholders of the Company, SAMMY will deliver funds in an amount equivalent to the amount that results from multiplying the market price of one common share of SEGA SAMMY by said fractions (with any fraction of less than one Japanese yen in the total being rounded up to the nearest whole Japanese yen). The phrase “the market price of one common share of SEGA SAMMY” means the closing price of regular trades on the Tokyo Stock Exchange, Inc. of common shares of SEGA SAMMY for the trading day preceding the effective date of the Share Exchange (or, if there is no such closing price available for the relevant preceding trading day, then the closing price for the most recent trading day preceding the effective date for which such closing price exists).

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b)	Basis for and Circumstances Surrounding Calculations

In order to achieve fairness and appropriateness in the share exchange ratios used for the Share Exchange, it was decided that the Company and SAMMY would each invite an independent institution to perform the calculations. The Company selected SMBC Nikko Securities Inc. (“SMBC Nikko”) and SAMMY selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., (“Mitsubishi UFJ Morgan Stanley”) to perform such calculations.

Mitsubishi UFJ Morgan Stanley analyzed the Share Exchange ratio by calculating the value of the Company and SEGA SAMMY shares, respectively, based upon the results of the Historical Share Exchange Ratio Analysis, Comparable Companies Analysis, and Discounted Cash Flow Analysis (“DCF Analysis”) methodologies. The Historical Share Exchange Ratio Analysis used the closing share prices of SEGA SAMMY on the Tokyo Stock Exchange and the Company on the Osaka Securities Exchange as of May 11, 2011 (“Record Date”) and average closing share prices during each of the one (1) month and three (3) month periods prior to and including the Record Date. The outline of the results of Mitsubishi UFJ Morgan Stanley’s calculation of share exchange ratios is as follows. (This states the calculation range for the share exchange ratios obtained from each calculation method, assuming that the value of one share of SEGA SAMMY is one.)

Valuation Methodologies	Share Exchange Ratio Range
Historical Share Exchange Ratio Analysis	0.27~0.33
Comparable Companies Analysis	0.28~0.42
DCF Analysis	0.24~0.47

In deriving the Share Exchange ratio ranges set forth above, Mitsubishi UFJ Morgan Stanley assumed and relied on, without independent verification, the accuracy and completeness of the information that was publicly available or that had been supplied or otherwise made available to them by the Company, SEGA SAMMY and SEGA SAMMY’s major subsidiaries. In addition, Mitsubishi UFJ Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities including off-balance assets or liabilities and contingent liabilities of the Company, SEGA SAMMY and SEGA SAMMY’s major subsidiaries, nor were they furnished with any such valuations or appraisals. With respect to financial projections, Mitsubishi UFJ Morgan Stanley assumed that the financial projections had been reasonably prepared on bases reflecting the best then-available estimates and judgments of the respective managements of the Company and SEGA SAMMY of the future financial performance of the Company and SEGA SAMMY. The analysis made by Mitsubishi UFJ Morgan Stanley reflected the above information and other relevant factors as of May 11, 2011.

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SMBC Nikko conducted its calculations for each of the Company and SEGA SAMMY by using the market value method (the “Market Value Method”), similar companies comparison method and discounted cash flow method (the “DCF Method”). For the market value method, May 11, 2011 is the record date, and the simple averages of its closing prices on the Osaka Stock Exchange over the one-month period and the three-month period preceding such record date were used for the Company, while the simple averages of its closing prices on the Tokyo Stock Exchange over the one-month period and the three-month period preceding such record date were used for SEGA SAMMY.

The calculation range for the share exchange ratios obtained from each calculation method, assuming that the value of one share of SEGA SAMMY is one, is as follows.

Valuation Methodologies	Share Exchange Ratio Range
Market Value Method	0.26~0.34
Similar Companies Comparison Method	0.46~0.61
DCF Method	0.30~0.66

In calculating the share exchange ratios, SMBC Nikko has as a general rule used, as-is, such things as information provided to it by both parties and publically available information, and assumed that this data, information and the like is entirely accurate and complete and that there exist no circumstances that have not been disclosed to SMBC Nikko that would have a material impact upon the calculations of the share exchange ratios. It has not made an independent study of the accuracy or completeness thereof. In connection with the relevant assets or liabilities (including contingent liabilities) of the Company, SAMMY or any of their affiliates, SMBC Nikko has also not made an independent assessment, appraisal or evaluation (including evaluation and/or analysis of individual assets and individual liabilities) and has not requested an appraisal or evaluation from any independent institution. Moreover, it has been assumed that the financial projections of the Company, SEGA SAMMY and their affiliates referenced in the relevant calculations have been reasonably prepared and produced pursuant to the best forecasts and judgments that could be obtained from each such company at this time. The calculations of the share exchange ratios made by Nikko SMBC are based on information and economic conditions existing as of May 11, 2011. The results of the calculations of the share exchange ratios submitted by SMBC Nikko do not constitute an opinion as to the fairness of the share exchange ratios used in the Share Exchange.

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There are no fiscal years for which large-scale profit increases or decreases are contemplated in the profit plans submitted by SEGA SAMMY to Mitsubishi UFJ Morgan Stanley and SMBC Nikko as the basis for calculations under DCF Analysis and the DCF Method. However, in the profit plans submitted by the Company to Mitsubishi UFJ Morgan Stanley and SMBC Nikko, there are fiscal years for which large-scale profit increases or decreases are contemplated, starting with the March 2011 period. This is because, although it is forecast that the challenging business environment will continue, the number of units sold is expected to increase and profitability to expand for pachinko and pachislot machines thanks to management and sales capabilities being strengthened through exchanges with SAMMY of management and sales staff, and costs are expected to be further reduced through streamlining strategies that include the sharing of components with SAMMY, leading to improved business performance.

After having comprehensively considered the results of analysis of the calculation ranges for the share exchange ratio derived using each of the valuation methodologies as submitted by the third-party valuation companies described above, and given that the resolutions relating to the share exchange ratio would be heavily based on such results, the Company and SAMMY initiated discussions and negotiations in order to decide upon a share exchange ratio that would advance the interests of the shareholders of the Company and SAMMY to the maximum extent possible.

Over the course of negotiations, the Company proposed a ratio to SAMMY that exceeded the ranges calculated pursuant to the Historical Share Exchange Ratio Analysis and the Market Value Method. In response, SAMMY conducted in good faith an investigation of the financial condition, profit forecasts, share exchange ratios previously used in comparable transactions, dividend levels and the like for each company, and made a proposal to the Company that reflected the enhanced group corporate value to result from, among other things, the realization of synergies resulting from the Share Exchange, and sincere discussions and negotiations between the two companies continued.

This eventually resulted in the adopting of a resolution by the board of directors of each company at a board of directors meeting held this day (May 13, 2011) setting a share exchange ratio for the Share Exchange within a range that overlaps the ranges calculated pursuant to the DCF Analysis and the DCF Method and exceeds the ranges calculated pursuant to the Historical Share Exchange Ratio Analysis and the Market Value Method.

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c)	Relationships with Institutions Performing Calculations

Neither SMBC Nikko nor Mitsubishi UFJ Morgan Stanley is a related party of any of the Company, SAMMY or SEGA SAMMY, and neither has a material relationship of interest requiring disclosure in connection with the Share Exchange.

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{2} Reasons for Selection of SEGA SAMMY Common Shares as Exchange Consideration

The Company and SAMMY selected common shares of SEGA SAMMY, the wholly owning parent of SAMMY, to be the consideration for the Share Exchange after considering factors that include the following: (i) if shares of common stock of SAMMY, an unlisted company, were used as consideration, the minority shareholders of TAIYO ELEC would be acquiring illiquid shares, (ii) delivering common shares of SEGA SAMMY instead of cash as consideration enables minority shareholders of the Company to share in the opportunity to benefit from synergy gains arising out of the Share Exchange, and (iii) it is necessary for the SEGA SAMMY group to maintain the wholly owning parent and subsidiary relationship between SEGA SAMMY and SAMMY.

{3} Matters in which Caution has been Exercised so that Damage does not Occur to the Interests of Shareholders in the Company

a) Actions to Achieve Fairness

As of May 13, 2011, which is the date of entering into the Share Exchange Agreement, SEGA SAMMY held 51% of the shareholder voting rights of the Company. Consequently, in order to ensure that the share exchange ratios used in the Share Exchange are fair and appropriate, SEGA SAMMY retained Mitsubishi UFJ Morgan Stanley as an independent institution to calculate the share exchange ratios set forth in (1){1} above. Using the results of these calculations, SEGA SAMMY conducted negotiations and discussions with the Company, while SEGA SAMMY’s board of directors resolved on May 13, 2011, to implement the Share Exchange using the share exchange ratios set forth in (1){1} above.

In order to ensure that the share exchange ratios used in the Share Exchange are fair and appropriate, the Company retained SMBC Nikko as an independent institution to calculate the share exchange ratios set forth in (1){1} above. Using the results of these calculations, the Company conducted negotiations and discussions with SAMMY, while the Company’s board of directors resolved on May 13, 2011, to implement the Share Exchange using the share exchange ratios set forth in (1){1} above.

Neither the Company nor SAMMY has received any opinion from SMBC Nikko or Mitsubishi UFJ Morgan Stanley concerning the fairness of the share exchange ratios (i.e., a fairness opinion).

The Company has appointed the law firm of Soga Uryu & Itoga (“SUI”) as its legal advisor, while SAMMY has appointed the law firm of Mori Hamada & Matsumoto (“MHM”) as its legal advisor, with each receiving legal advice concerning, among other things, appropriate procedures and responses in connection with the Share Exchange.

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b) Measures to Avoid Conflicts of Interest

As of May 13, 2011, which is the date of entering into the Share Exchange Agreement, SAMMY held 51% of the shareholder voting rights of the Company, meaning that the Company constitutes a subsidiary of SAMMY. In order to avoid conflicts of interest, among the directors of the Company, directors and employees of SAMMY Makoto Takahashi, Tetsuya Fukushima and Hitoshi Nishida, did not participate in deliberations or voting in connection with the Share Exchange at the meeting of the board of directors of the Company. Moreover, among auditors of the Company, corporate auditor Kichitaro Mukai, who also serves as a corporate auditor of SAMMY did not attend the deliberations. The four directors of the Company other than the three directors noted above attended the meeting of the board of directors, as did the three corporate auditors (the outside auditors) of the Company other than the one corporate auditor. The directors present unanimously approved the execution of the share exchange agreement. Moreover, the three corporate auditors in attendance expressed the opinion that the resolution of the board of directors to execute the share exchange agreement be approved. Further, none of the directors or auditors of the Company also serve as officers or employees of SEGA SAMMY, the wholly owning parent company of SAMMY.

As stated in a) above, the Company has appointed the law firm of SUI as its legal advisor, while SAMMY has appointed the law firm of MHM as its legal advisor, with each receiving legal advice concerning, among other things, appropriate procedures and responses in connection with the Share Exchange.

On May 12, 2011, the Company obtained an opinion from SUI, which is not an interested party in respect of the controlling shareholder, stating that the procedures by which the Company will become a wholly owned subsidiary of SAMMY as a result of the Share Exchange will not disadvantage minority shareholders. This opinion was given based on a comprehensive review by SUI determining that, among other things, given that the Company investigated the purposes of the Share Exchange from the perspective of whether the Share Exchange would improve its own value and given the findings of such investigation, it is not unreasonable to believe that the Share Exchange will help to improve the value of the Company, that substantive negotiations of the share exchange ratio in the Share Exchange have been conducted based on an evaluation of share value by SMBC Nikko, which is a third party institution engaged in the business of such evaluations that is independent from the Company and SAMMY, and that the shareholding ratio in the Share Exchange determined as a result thereof adds a premium to the market price of the shares of the Company and, in addition to shareholders of the Company receiving the opportunity to benefit from the increase in corporate value of the SEGA SAMMY group by continuing to hold the shares of SEGA SAMMY, they have the opportunity to sell their shares on the market at a suitable price.

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(2)	Matters for Reference in Connection with the Exchange Consideration

{1}	The articles of incorporation of enterprise issuing the shares that comprise the exchange consideration

The articles of incorporation of SEGA SAMMY are as set forth below

Articles of Incorporation of SEGA SAMMY HOLDINGS INC. (Revised June 23, 2010)

CHAPTER I    GENERAL PROVISIONS

(Trade Name)

Article 1	The name of the Company shall be “SEGA SAMMY HOLDINGS Kabushiki Kaisha”;

2.	in English translation it shall be “SEGA SAMMY HOLDINGS INC.”

(Purpose)

Article 2	The purpose of the Company shall be to manage and control the business activities of the corporations that conduct the following businesses and businesses equivalent thereto and to engage in operations incidental thereto by owning shares in such corporations:

(1)	Manufacture, marketing and recycling of pachinko, pachislot, arranged-ball, jankyu machines, and related equipment;

(2)	Planning, manufacture, marketing, import and export of amusement machines and equipment, game machines and equipment, amusement park rides, electric machines and equipment, electronic machines and equipment, optical machines and equipment, office machines and equipment, learning machines and equipment, exercise machines and equipment, health promoting machines and equipment, vending machines and equipment, money changers, machines and equipment for prizes, photo machines and parts, and materials thereof;

(3)	Planning, development, design, manufacture, marketing, importing and exporting of toys;

(4)	Designing, manufacture and marketing of computers and peripheral equipment and terminal units;

(5)	Planning, development, production, marketing and consulting of computer software, and computer systems;

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(6)	Planning, manufacture, production, marketing, importing and exporting of hardware and software of game equipment and peripheral equipment and terminal units thereof;

(7)	Planning, design, development, administration, operation and maintenance of network systems, such as the Internet, computer networks, cell phones, car navigation systems, and television game networks, etc.;

(8)	Marketing, dealership, importing and exporting, manufacture, processing, installation and maintenance of telecommunications equipment and peripheral equipment and terminal units equipment thereof and dealership concerning the subscription of telecommunications service;

(9)	Construction work, installation work, interior and exterior decoration work, and installation of machines and equipment;

(10)	Planning, design and administration of various facilities, such as commercial and industrial facilities, and educational facilities, and displays;

(11)	Manufacture and marketing of various construction materials;

(12)	Building maintenance and providing invitation of and guidance to member shops on franchise systems and marketing of cleanup products (carpets, mops, cloth, rolls of towels, air fresheners for bathrooms and home, air purifiers, and water purifiers) and lease thereof;

(13)	Operation of amusement centers, game arcades, amusement parks, hotels, Japanese-style inns, catering establishments, golf courses, sports facilities, spa facilities, Karaoke facilities, parking facilities and car washes; and recruitment and support of franchisees, and sale of franchises through a franchise system of those businesses listed above;

(14)	Planning, management and operation of a variety of events such as theater plays, theatrical entertainment, movies and concerts;

(15)	Information services to collect, analyze, process and provide a variety of information;

(16)	Internet connection intermediary business

(17)	Planning, production, sale, and import and export of video software, and audio and music software

(18)	Planning, production, sale and distribution of broadcast programs, movies and animation

(19)	Advertising and publicity businesses

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(20)	System design and planning for cable television

(21)	Television and other general broadcast businesses under the Broadcast Law

(22)	Management and promotion of entertainment talent and artists;

(23)	Planning, development, manufacture and marketing of character goods;

(24)	Administration, acquisition, licensing, sale and purchase, and leasing of industrial property rights, including patent rights, utility model rights, design rights, and trademark rights, and intangible property rights, including copyright, copyright neighboring rights, and merchandising rights, and studying on the use thereof;

(25)	Publishing;

(26)	General leasing;

(27)	Sale and purchase, leasing, administration and intermediacy of real estate;

(28)	Money lending business, investing business and handling of credit cards and planning, manufacture and sale of prepaid cards and gift certificates;

(29)	Serving as a non-life insurance agent and conducting operations concerning the collection of life insurances;

(30)	Serving as a travel agent;

(31)	Specific employment agency business;

(32)	Management consulting;

(33)	Mail order sale;

(34)	Planning, manufacture, marketing, importing and exporting of three dimensional vision equipment and planning, manufacture, marketing, importing and exporting of image processing systems;

(35)	Manufacture, marketing, importing and exporting of jet skis, motor boats, and scuba diving equipment, fabric products for clothing, fur clothing, dry goods for clothing, dress accessories, accessories, leather goods, shoes, suitcases, bags, indoor ornament, furniture, arts and crafts, watches, glasses, acoustic instruments, home appliances, cosmetics, medical consumables, and medical equipment;

(36)	Marketing, importing and exporting of gems, precious metals, antiques, cameras, stationery, books, magazines, musical instruments, sports gear, DIY tools, gardening tools, fertilizers, feed, soil conditioners, automobiles, automobile parts, automobile goods, bicycles, food, alcoholic beverages, soft drinks, tobaccos, daily necessities, system equipment for emergency notification for the prevention of crimes, fires and disaster damages, disposal units of industrial wastes (kitchen garbage), photovoltaic generators, food processing machines and equipment; and Creation, marketing and maintenance of databases.

(37)	Creation, marketing and maintenance of databases.

2.	The Company may engage itself in each of the foregoing businesses and those incidental or pertinent thereto.

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(Head office location)

Article 3 The head office of the Company shall be located at Minato-ku, Tokyo, Japan.

(Method of Public Notice)

Article 4	Public notices of the Company shall be given in the form of electronic public notice; provided, however, that they shall be given in The Nihon Keizai Shimbun published in Tokyo for any compelling reason including an accident that makes electronic public notices unavailable.

CHAPTER II    Shares

(Number of shares authorized for issue)

Article 5 The number of shares authorized for issue by the Company shall be 800,000,000 shares.

(Acquisition of own shares)

Article 6	The Company may acquire its own shares by such means as market transactions, subject to a resolution of the Board of Directors, pursuant to the provisions of Article 165, paragraph 2 of the Corporate Law.

(Number of shares per unit share)

Article 7	The number of shares to constitute a unit share of the Company shall be 100 shares.

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(Request for sale of additional fractional unit shares)

Article 8	Shareholders who possess fractional unit shares of the Company may request the Company to sell the number of shares that will, together with such fractional unit shares, constitute a full unit share (hereinafter “request for sale of additional shares).

2.	The period when a request for the sale may be made, the method of request and other matters shall comply with the share handling regulations adopted by the Board of Directors.

(Rights of shareholders holding fractional unit shares)

Article 9	Shareholders holding fractional unit shares of the Company shall have no rights to exercise other than those stipulated below:

(1)	Rights stipulated in each item of Article 189, paragraph 2 of the Corporate Law.

(2)	Right to receive dividends of surplus

(3)	Right to request redemption of shares with redemption rights

(4)	Right to be allocated publicly offered shares or publicly offered stock acquisition rights

(5)	Right to request the sale of additional fractional unit shares defined in the preceding article

(Shareholder register manager)

Article 10	The Company shall have a shareholder register manager.

2.	The shareholder register manager and its business office shall be determined by a resolution of the Board of Directors.

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(Regulation of Share handling)

Article 11	Handling and handling fees of matters relating to shares or stock acquisition rights such as the stating or recording of matters in the register of shareholders and the register of stock acquisition rights of the Company, purchase and additional purchase of fractional unit shares; procedures etc. for exercise of shareholders’ rights shall be governed by the regulation of share handling established by the Board of Directors, in addition to what is provided for in the laws and regulations.

(Record Date)

Article 12	The Company shall treat the shareholders with voting rights appearing or recorded in the final register of shareholders as of March 31 of each year as the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders for the corresponding fiscal year.

2.	In addition to the case of the preceding paragraph or Article 53, the Company may, by giving prior public notice, set a certain date as record date by a resolution of the Board of Directors, if it is necessary in order to define persons entitled to exercise their rights as shareholders or registered share pledgees.

CHAPTER III    GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 13	An ordinary general meeting of shareholders shall be convened within three (3) months after April 1 each year and, whenever necessary, an extraordinary general meeting of shareholders may be convened.

(Venue)

Article 14	A general meeting of shareholders shall be convened in the area of head office, at a neighboring location or at a location in a ward of the Metropolis of Tokyo.

(Convener and Chair of General Meetings of Shareholders)

Article 15	Except as otherwise provided by the laws and regulations, the President and Representative Director previously determined by a resolution of the Board of Directors shall convene the general meetings of shareholders and act as the chairman thereof.

2.	When such President and Representative Director is unable to act, another Director, who shall be decided in accordance with an order of priority previously determined by a resolution of the Board of Directors, shall convene such general meetings and act as the chairman thereof.

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(Deemed provision and disclosure via the Internet of reference materials, etc. for general meetings of shareholders)

Article 16	Regarding convocation of general meetings of shareholders, the Company may be deemed to have provided shareholders with information pertaining to items that the Company is required to describe or present in reference materials for general meetings of shareholders, business reports, and non-consolidated and consolidated financial statements, if such information is disclosed via the Internet in accordance with relevant ordinances of the Ministry of Justice

(Vote by proxy)

Article 17	A shareholder of the Company may exercise its voting rights by authorizing another shareholder who has a voting right in the Company as its proxy in a general meeting of shareholders.

2.	In the event of the preceding section, documents evidencing the authority of a proxy must be filed with the Company at every general meeting of shareholders.

(Method of adopting resolutions)

Article 18	Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of voting rights held by the attending shareholders.

2.	A resolution to be adopted under Article 309, paragraph 2 of the Corporate Law shall be adopted by not less than two thirds of the votes of the shareholders who attend the meeting and represent not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

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(Minutes)

Article 19	Concerning the proceedings of general meetings of shareholders, a summary of the proceedings, the result thereof and other items prescribed by relevant laws and regulations shall be described or recorded in the minutes of the meeting.

2.	The original minutes of general meetings of shareholders shall be kept for ten (10) years at the head office from the date of resolution and certified duplicates thereof shall be kept for five (5) years at branch offices.

CHAPTER IV    DIRECTORS AND BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

(Board of Directors)

Article 20	The Company shall have a Board of Directors.

(Number of Directors)

Article 21	The Company shall have no more than fifteen (15) Directors.

(Election of Directors)

Article 22	A resolution for election of Directors shall be adopted, in a general meeting of shareholders, by a majority of the votes of the shareholders who attend the meeting and represent not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

2.	Cumulative voting shall not be used for the election of directors specified in the preceding section.

(Term of Office of Directors)

Article 23	The term of office for Directors shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one year after their election.

2.	The term of office of a director elected to fill a vacancy shall expire when that of a retired director would otherwise expire.

3.	The term of office of a director elected to increase the number of directors shall be the same as the remainder of the term of office of other incumbent directors.

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(Executive Directors)

Article 24	By a resolution of the Board of Directors, one President shall be appointed, and a few Chairpersons, Vice Chairpersons, Senior Vice Presidents, Senior Managing Directors and Managing Directors may be appointed if necessary.

(Representative Director)

Article 25	The President shall represent the Company.

2.	In addition to the foregoing section, the Company may, by a resolution of the Board of Directors, elect representative directors if necessary and each such director shall represent the Company.

(Convener and Chair of Meetings of the Board of Directors)

Article 26	Except as otherwise provided by laws and regulations, the President shall convene a meeting of the Board of Directors and shall act as the chairman thereof.

2.	When such President and Representative Director is unable to act, another Director, who shall be decided in accordance with an order of priority previously determined by a resolution of the Board of Directors, shall convene such general meetings and act as the chairman thereof.

(Convocation of meeting of the Board of Directors)

Article 27	To convene a meeting of the Board of Directors, a notice of convocation shall be dispatched to each Director and each Corporate Auditor no later than three days prior to the date of the meeting; provided, however, that this period may be shortened in case of a compelling emergency.

2.	If the agreement of all the directors and auditors is obtained, a meeting of the Board of Directors may be held without following the convocation procedures.

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(Resolution of Board of Directors)

Article 28	Resolution of the Board of Directors of the Company shall be adopted by a majority of Directors present at a meeting, which Directors shall constitute a majority of the total number of Directors.

(Omission of Board of Directors Resolution)

Article 29	If all the Directors agree to a matter to be resolved by the Board of Directors either in writing or with an electromagnetic record, the matter to be resolved shall be deemed to have been passed by resolution of the Board of Directors; provided, however, that this shall not apply in the event that any Corporate Auditor disapproves.

(Minutes of the Board of Directors’ Meetings)

Article 30	Concerning the proceedings of a meeting of the Board of Directors, a summary of the proceedings, the result thereof and other items prescribed by relevant laws and regulations shall be described or recorded in the minutes of the meeting. The chairperson, and the Directors and Corporate Auditors who attended the meeting shall sign, affix their names and seals to, or place electronic signatures on the minutes.

2.	The original minutes shall be kept for ten (10) years at the head office from the date of resolutions.

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(Advisors)

Article 31	The Company may, by a resolution of the Board of Directors, appoint one or more advisors. Advisors shall respond to a request for consulting by the President with respect to the business operations of the Company.

(Regulations of the Board of Directors)

Article 32	Except as otherwise provided by laws and regulations or these Articles of Incorporation, matters regarding meetings of the Board of Directors shall comply with the regulations of the Board of Directors separately adopted by the Board of Directors.

(Compensation etc. for Directors)

Article 33	Compensation etc. for Directors shall be determined by a resolution of the general meeting of shareholders.

(Executive Officer)

Article 34	The Company may have a few Executive Officers based on a resolution of the Board of Directors.

2.	Executive Officers shall be in charge of some part of the business operations entrusted by the President in accordance with the principles adopted by the Board of Directors.

(Regulations of Executive Officers)

Article 35	Except as otherwise provided by the laws and regulations or these Articles of Incorporation, matters regarding officers shall conform to the regulations of officers adopted at a meeting of the Board of Directors.

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CHAPTER V    CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Corporate Auditors and Board of Corporate Auditors)

Article 36	The Company shall have Corporate Auditors and a Board of Corporate Auditors.

(Number of Corporate Auditors)

Article 37	The Company shall have no more than five (5) Corporate Auditors.

(Election of Corporate Auditors)

Article 38	A resolution for election of Corporate Auditors shall be adopted, in a general meeting of shareholders, by a majority of the votes of the shareholders who attend the meeting and represent not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

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(Term of Office of Corporate Auditors)

Article 39	The term of office for Corporate Auditors shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within four years after their election.

2.	In the event that Corporate Auditors are newly elected to fill vacancies, their term of office shall be conterminous with the remaining term of office of the retired Corporate Auditors.

3.	A resolution for election of Substitute Corporate Auditors adopted in accordance with Article 329, paragraph 2 of the Corporate Law shall be effective until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one year after their election.

4.	In the event that Substitute Corporate Auditors specified in the preceding paragraph assume office as Corporate Auditors, their term of office shall be conterminous with the remaining term of office of the retired Corporate Auditors.

(Standing Corporate Auditors)

Article 40	The Board of Corporate Auditors shall elect Standing Corporate Auditors from among the Corporate Auditors.

(Convocation of Meeting of the Board of Corporate Auditors)

Article 41	Notice of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor three (3) days prior to the date of said meeting; provided, however, that this period may be shortened in the case of an urgency.

2.	With the agreement of all the Corporate Auditors, a meeting of the Board of Corporate Auditors may be held without following the procedures for convocation.

(Resolutions of Meeting of the Board of Auditors)

Article 42	Except as otherwise provided by laws and regulations, resolution of the Board of Statutory Auditors of the Company shall be adopted by a majority of Statutory Auditors present at a meeting.

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(Minutes of Board of Corporate Auditors’ meeting)

Article 43	Concerning the proceedings of a meeting of the Board of Corporate Auditors, a summary of the proceedings, the result thereof and other items prescribed by relevant laws and regulations shall be described or recorded in the minutes of the meeting, and the Corporate Auditors who attended the meeting shall sign, affix their names and seals to, or place electronic signatures on the minutes.

(Regulations of Board of Corporate Auditors)

Article 44	Other matters relating to the Board of Corporate Auditors shall comply with the regulations of the Board of Corporate Auditors separately adopted by the Board of Statutory Auditors, unless otherwise provided for by laws and regulations or these Articles of Incorporation.

(Compensation etc. for Corporate Auditors)

Article 45	Compensation etc. for Corporate Auditors shall be determined by a resolution of the general meeting of shareholders.

(Limited liability contract with outside Corporate Auditors)

Article 46	The Company may, pursuant to the provision of Article 427, paragraph 1 of the Corporate Law, conclude a contract with outside Corporate Auditors for the purpose of limiting their liability for compensation, in the case that the requirements of relevant laws and regulations regarding the liability for compensation stipulated in Article 423, paragraph 1 of the said Law are fulfilled; provided, however, that the maximum amount of liability under such contract shall be the minimum liability limit stipulated in relevant laws and regulations.

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CHAPTER VI    ACCOUNTING AUDITORS

(Accounting Auditors)

Article 47	The Company shall have Accounting Auditors.

(Election of Accounting Auditors)

Article 48	Accounting Auditors shall be elected by a resolution of the general meeting of shareholders.

(Term of office of Accounting Auditors)

Article 49	The term of office of Accounting Auditors shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one year after their election.

2.	Unless otherwise resolved at the ordinary general meeting of shareholders in the preceding paragraph, Accounting Auditors shall be deemed to have been reelected at the said ordinary general meeting of shareholders.

Compensation etc. for Accounting Auditors

Article 50	Compensation etc. for Accounting Auditors shall be determined by the Representative Director of the Company, subject to the consent of the Board of Corporate Auditors.

(Exemption from liability of Accounting Auditors)

Article 51	The Company may, pursuant to the provision of Article 427, paragraph 1 of the Corporate Law, conclude a contract with Accounting Auditors for the purpose of limiting their liability for compensation, in the case that the requirements of relevant laws and regulations regarding the liability for compensation stipulated in Article 423, paragraph 1 of the said Law are fulfilled; provided, however, that the maximum amount of liability under such contract shall be the minimum liability limit stipulated in relevant laws and regulations.

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CHAPTER VII     ACCOUNTS

(Fiscal year and accounting term)

Article 52	The fiscal year of the Company shall be from April 1 each year through March 31 the following year, and the accounts of the Company shall be closed at the end of each fiscal year.

(Dividends of surplus, etc.)

Article 53	The Company may, by a resolution of the Board of Directors, determine the matters provided for in each item of Article 459, paragraph 1 of the Corporate Law.

2.	Cash dividends of surplus (hereinafter, “cash dividends”) shall be paid to the shareholders or registered share pledgees registered or recorded in the final register of shareholders as of March 31 or September 30 of each year.

(Statute of limitation for cash dividends)

Article 54	In the case that cash dividends remain unclaimed after the lapse of three years from the day on which payment thereof was commenced, the Company shall be exempted from the responsibility of payment thereof.

2.	Unpaid cash dividends shall bear no interest.

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{2}	Total number of voting rights of enterprise issuing the shares that comprise the exchange consideration as of the Effective Date of the Share Exchange 2,491,425 votes

{3}	Content of the financial statements for the final fiscal year of enterprise issuing the shares that comprise the exchange consideration

The financial statements for the final fiscal year of SEGA SAMMY are as stated in the Reference Materials for the 38th Ordinary General Shareholders Meeting (separate volume).

{4}	The balance sheet for each fiscal year the closing date of which occurred within the last five years of enterprise issuing the shares that comprise the exchange consideration

The details are omitted here because SEGA SAMMY has filed marketable securities reports for each fiscal year the closing date of which occurred within the last five years.

{5}	Matters concerning the realization of the exchange consideration

a)	Market on which the exchange consideration is traded

Shares of SEGA SAMMY are traded on the First Section of the Tokyo Stock Exchange, Inc.

b)	Persons who act as broker, agent or representative for trades of the exchange consideration.

Shares in SEGA SAMMY are traded by general securities firms throughout Japan.

c)	Matters concerning restrictions on transfer or other disposition of the exchange consideration

N/A

{6}	Matters concerning the market price of the exchange consideration

The average closing share price of SEGA SAMMY shares during the six-month period up to the Execution Date of the Share Exchange is JPY1,583.

The most recent price for SEGA SAMMY shares can be confirmed on the website of the Tokyo Stock Exchange (http://www.tse.or.jp).

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(3)	Matters concerning the reasonableness of prescriptions relating to stock warrants

The Company has not issued any stock warrants or warrant bonds.

(4)	Matters concerning financial statements, etc.

{1}	Matters concerning wholly owning parent company SAMMY

a)	Content of the financial statements for the final fiscal year

These are as stated in the 38th Ordinary General Shareholders Meeting (separate volume).

b)	Contents of extraordinary financial statements for which an extraordinary final day of reporting period came after the final day of the final fiscal year

N/A

c)	Details of dispositions of important assets, significant financial encumbrances and other events arising after the final day of the final fiscal year that may have a significant impact on the financial condition of the Company

On May 13, 2011, SAMMY entered with the Company into the Share Exchange Agreement approval for which is sought in this proposal.

{2}	Matters concerning the Company, a wholly owned subsidiary

Details of dispositions of important assets, significant financial encumbrances and other events arising after the final day of the final fiscal year that may have a significant impact on the financial condition of the Company

On May 13, 2011, the Company entered with SAMMY into the Share Exchange Agreement approval for which is sought in this proposal.

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Proposed Resolution 2: Appointment of seven directors

The terms of seven directors will end at the conclusion of this meeting. Therefore, we will request the appointment of seven directors.

The candidates for director are as set forth below.

Candidate number	Name (Date of Birth)	Professional History, Position and Significant Concurrent Posts		Number of Company Shares Owned
1	Shoji Sato November 18, 1930	July, 1973	President and Chief Executive Officer of the Company	971,550 shares
		July 1992	Chairman of the Company
		July 1993	Representative Director & Chairman of the Company (present post)

2	Eriko Sato November 25, 1955	June 1975	Joined the Company	2,627,800 shares
		April 1980	Director of the Company
		January 1992	Managing Director of the Company
		July 1992	President and Chief Executive Officer of the Company
		April 1998	Executive Vice-president of the Company
		June 2002	President and Chief Executive Officer of the Company (present post)

3	Megumi Furukawa April 7, 1960	October 2003	Heiwa Corporation Manager, Office Administration	3,100 shares
		June 2004	Heiwa Corporation Manager of Product Strategy
		January 2005	Heiwa Corporation Executive Officer
		March 2005	Heiwa Corporation Director
		October 2006	Joined Sammy Corporation General Manager Assigned to Corporate Human Resources Department
		October 2006	Ginza Hanbai K.K. (Presently SAMMY HANBAI K.K.) General Manager Assigned to Company President
		June 2007	Senior Managing Director of the Company
		June 2009	Senior Managing Director of the Company and General Manager, Research & Development (present post)

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Candidate number	Name (Date of Birth)	Professional History, Position and Significant Concurrent Posts		Number of Company Shares Owned
4	Koji Kato August 25, 1954	February 1980	Joined the Company	86,100 shares
		January 1995	Director and Nagoya Branch Chief of the Company
		October 1998	Director and Tokyo Branch Chief of the Company
		June 2001	Executive Officer, East Japan Marketing Manager and Tokyo Branch Chief of the Company
		December 2001	Executive Officer, and Nagoya Branch Chief of the Company
		June 2002	Director and Nagoya Branch Chief of the Company
		July 2002	Director and Marketing Manager of the Company
		April 2004	Director, Marketing Manager and East Japan Marketing Manager
		April 2005	Director, Marketing Manager (present post)

5	Makoto Takahashi August 24, 1968	July 2003	GE Capital Leasing K.K. (Presently Nihon GE K.K.), General Manager, Financial Planning	0 share
		June 2004	Joined Sammy Corporation; Specialist Assigned to General Operations Manager
		July 2004	Sammy Corporation Business Integration Office
		August 2005	Sammy Corporation General Manager Assigned to Corporate General Manager
		August 2005	H • I System K.K. (presently JCM Systems K.K.) Executive Officer
		June 2007	Director and Manager, Corporate Strategy Planning Department of the Company
		August 2010	Director of the Company (present post)
		August 2010	Sammy Corporation; Corporate General Manager, Accounting (present post)

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Candidate number	Name (Date of Birth)	Professional History, Position and Significant Concurrent Posts		Number of Company Shares Owned
6	Tetsuya Fukushima December 7, 1969	April 1994	Joined Mitsui Oil Co., Ltd.	0 share
		October 2001	Joined Sammy Corporation
		September 2007	Sammy Corporation General Manager, Corporate Strategy Planning Department, President’s Office
		June 2008	Sammy Corporation Assistant General Manager, Management Strategy
		January 2009	Rodeo Corporation Director
		April 2009	Sammy Corporation General Manager, Management Strategy
		June 2009	Director of the Company (present post)
		April 2010	Sammy Corporation Executive Officer, General Manager, Management Strategy
		March 2011	Sammy NetWorks Co., Ltd. Director (present post)
		April 2011	Sammy Corporation Executive Officer, President’s Office (present post)

7	Hitoshi Nishida September 18, 1967	April 1992	Joined Kokusai Shouken K.K. (presently Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.)	0 share
		October 2008	Joined Sammy Corporation; Corporate Management Administration Department, Assistant Manager
		April 2009	Sammy Corporation Manager, Corporate Management Administration Department
		June 2009	Director of the Company (present post)
		October 2010	Sammy Corporation General Manager, Management Administration, Management Strategy
		April 2011	Sammy Corporation General Manager, Management Administration, President’s Office (present post)

Note:	1.	No candidate has a material relationship of interest with the Company.
	2.	Sammy Corporation is the Company’s parent company
	3.	Ginza Hanbai K.K. (Presently SAMMY HANBAI K.K.) and Rodeo Corporation are subsidiaries of Sammy Corporation, the parent company of the Company.
	4.	Sammy NetWorks Co., Ltd. is a subsidiary of SEGA SAMMY HOLDINGS INC., a parent company of the Company.

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Proposed Resolution 3: Appointment of one auditor

The term of Auditor Toshinori Masamura will end at the conclusion of this meeting. Therefore, we will request the appointment of one auditor.

The agreement of the board of company auditors has been obtained regarding this resolution.

The candidate for auditor is as set forth below.

Name (Date of Birth)	Professional History, Position and Significant Concurrent Posts		Number of Company Shares Owned
Toshinori Masamura February 13, 1947	October 1979	Passed the national law examination	0 share
	April 1982	Registered with the Nagoya Bar Association Started law practice (current occupation)
	June 2000	Auditor of the Company (present post)

Note:	1.	The candidate has no material relationship of interest with the Company.
	2.	Toshinori Masamura is a candidate for outside auditor. The Company has notified the Osaka Stock Exchange that Auditor Toshinori Masamura is an Independent Auditor based on the prescription of that Exchange.
	3.	The Company asked Toshinori Masamura to become an outside auditor candidate in order to have the expertise and experience acquired as an attorney reflected in the Company’s audits. Mr. Masamura has no past involvement in the management of the Company other than becoming an outside auditor. For the above reasons, the Company determined that Mr. Masamura will appropriately carry out the duties of an outside auditor.
	4.	Toshinori Masamura’s tenure in office as an auditor comes to 11 years as of the conclusion of this meeting.
	5.	The Company has entered into a limited liability contract with Toshinori Masamura. If Mr. Masamura’s reappointment is approved, the Company plans to continue the relevant agreement between the Company and Mr. Masamura. The outline of that agreement is as set forth below.

•

If the Company incurs liability for damages due to the non-performance of an outside auditor, the auditor will be liable for the amount of JPY1 million or the at least the amount prescribed in Article 425.1 of the Companies Act of Japan, whichever is greater.

•

What the above referenced liability limitation agreement permits is limited to cases where the outside auditor performed the duties that gave rise to liability in good faith and without gross negligence.

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Proposed Resolution 4: The presentation of retirement bonuses to directors leaving office

Shogo Miyake retired as a director as of March 25, 2011. The Company will present a reasonable retirement bonus in accordance with certain company standards, in recognition of Mr. Miyake’s service to the Company.

The specific amount, timing and method of payment thereof will be at the discretion of the board of directors.

The professional history of the retiring director is as set forth below.

Name	Professional History
Shogo Miyake	July 1995	Director of the Company
	April 1998	Managing Director of the Company
	March 2011	Retirement

End

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Directions to the General Shareholders Meeting

TAIYO ELEC Co. Ltd. Main Building, 5th Floor Hall

125 Miyoricho, Nishi-ku, Nagoya-shi, Aichi-ken

Telephone 052  (502)  9222 (Main No.)

Transportation:

Approximately five minutes by taxi from the Kamiotai Station of the Meitetsu Inuyama Line and the Subway Tsurumai Line.

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